UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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SEMPRA ENERGY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Reg.  (S)  240.14a-101.

SEC  1913  (3-99)

Sempra Energy

Annual Meeting

Notice of 2004 Annual Meeting of Shareholders
and Proxy Statement

MAY 4, 2004

Costa Mesa, California

SEMPRA ENERGY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 4, 2004

Our Annual Meeting of Shareholders will be held on Tuesday, May 4, 2004, at 10:00 a.m. at The Hilton Costa Mesa, 3050 Bristol Street, Costa Mesa, California. The following items of business will be discussed and voted upon at the meeting:

1.	The election of three directors for a term of three years.

2.	Reapproval of Long Term Incentive Plan Performance Goals.

3.	Ratification of Independent Auditors.

4.	If properly presented at the meeting, four shareholder proposals.

5.	Such other matters that may properly come before the meeting.

Only our shareholders and their guests may attend the Annual Meeting. If your shares are registered in your name or held through our Direct Stock Purchase Plan or Employee Savings Plans, an admission ticket is attached to the enclosed proxy card. If you plan to attend the meeting, please bring this ticket with you. It will admit you and a guest.

If you do not bring an admission ticket, you must establish your share ownership at our admission desk to be admitted to the meeting. If your shares are registered in your name, we will be able to verify your share ownership from our share register upon your presentation of appropriate identification. If your shares are not registered in your name (which is likely to be the case if they are held by a bank, brokerage firm, employee benefit plan or other account custodian), your name will not appear in our share register and you must present proof of beneficial ownership of our shares (such as a brokerage account or employee benefit plan statement showing shares held for your account) and appropriate identification to the admission desk.

To help us plan for the Annual Meeting, please check the attendance box on the enclosed proxy card if you plan to attend the meeting in person. Seating is limited and will be on a first-come, first-served basis. Doors will open at 9:00 a.m.

Thomas C. Sanger

Corporate Secretary

March 10, 2004

San Diego, California

The Board of Directors has fixed March 9, 2004 as the record date to determine shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement. Whether or not you plan to attend the Annual Meeting, please vote your shares promptly by completing and mailing the accompanying proxy or voting instruction or, if available to you, by submitting your vote over the Internet or by telephone. Please refer to “Voting Information—How You Can Vote” on page 3 of the accompanying Proxy Statement.

SEMPRA ENERGY

PROXY STATEMENT

We are soliciting proxies and voting instructions for our Annual Meeting of Shareholders to be held on May 4, 2004. We are doing this to give all shareholders an opportunity to vote on matters to be considered at the meeting. This proxy statement and the accompanying proxy or voting instruction card are being mailed to shareholders beginning March 19, 2004.

ABOUT SEMPRA ENERGY

We are a Fortune 500 energy services holding company. Our shares are traded on the New York Stock Exchange under the symbol “SRE” and we have approximately 200,000 shareholders. Our companies provide a wide spectrum of value-added electric and natural gas products and services to a diverse range of customers. Operations are divided between Sempra Energy Utilities, our two California utility distribution businesses, and Sempra Energy Global Enterprises.

Our California utilities, Southern California Gas Company and San Diego Gas & Electric Company, serve over 22 million consumers. They provide natural gas service throughout Southern California and portions of Central California through approximately 6.1 million meters. They provide electric service throughout San Diego County and portions of Orange County, both in Southern California, through approximately 1.3 million meters.

Sempra Energy Global Enterprises’ subsidiaries provide energy-related products and services:

•	Sempra Energy Trading is a wholesale trader of physical and financial energy products, including natural gas, power, crude oil and associated commodities, and a trader and wholesaler of metals, serving a broad range of customers.

•	Sempra Energy Resources acquires, develops and operates power plants.

•	Sempra Energy LNG is developing regasification terminals for the importation of liquefied natural gas.

•	Sempra Energy International engages in energy distribution and pipeline operations primarily outside the United States.

•	Sempra Energy Solutions provides energy-related products and services on a retail basis, including commodity sales to electricity and natural gas consumers and energy efficiency engineering services.

We are headquartered at:

101 Ash Street
San Diego, California 92101-3017

Telephone (Toll-Free)	(877) 736-7721
In San Diego	(619) 696-2034

VOTING INFORMATION

Shares Outstanding

On March 9, 2004, our outstanding shares consisted of 231,510,065 shares of common stock. A majority of our outstanding shares must be represented in person or by proxy to conduct the Annual Meeting.

Voting of Shares

All registered holders of our common stock at the close of business on March 9, 2004, are entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter properly brought before the meeting. All shares represented by properly submitted proxies and voting instructions that are timely received, and not revoked or superseded, will be voted as specified.

You may vote shares that are registered in your name by signing and returning the enclosed proxy card or by attending the Annual Meeting and casting a ballot. You may also vote these shares by submitting your proxy over the Internet or by telephone. Please refer to “How You Can Vote” on page 3.

Shares that you own through a brokerage firm, bank or other account custodian are usually registered in the name of the custodian or its nominee. You may vote these shares by signing and returning the enclosed voting instruction card instructing the registered owner how to vote the shares on your behalf. If your shares are held through a broker or bank that participates in the Internet and telephone voting programs provided by ADP Investor Communication Services, you may also submit your voting instructions over the Internet or by telephone. Please refer to “How You Can Vote” on page 3. If you do not instruct the registered holder how you want your shares to be voted, it may be authorized to vote the shares in its own discretion on some or all of the matters to be considered at the meeting.

If you participate in our Employee Savings Plans your proxy card represents the number of shares held in your plan account, as well as any other shares that are registered in the same name. The proxy card will instruct the plan trustees how to vote your plan shares. If your voting instructions are not timely received by the trustees, your plan shares will be voted in the same manner and proportion as shares for which voting instructions are received from other plan participants.

If you participate in our Direct Stock Purchase Plan, your proxy card represents shares that you own through the plan as well as any other shares that are registered in the same name.

If you properly submit a proxy or voting instruction but do not specify how your shares are to be voted, they will be voted in accordance with the recommendations of our Board of Directors as set forth in this proxy statement and also on the enclosed proxy or voting instruction card. The proxy holders will vote at their discretion on any other matter that may properly come before the meeting.

Confidential Voting

Our Employee Savings Plans automatically provide for confidential voting. Other shareholders may elect that their identity and individual vote be held confidential. Confidentiality elections will not apply to the extent that voting disclosure is required by law or is appropriate to assert or defend any claim relating to voting. They also will not apply with respect to any matter for which votes are solicited in opposition to the director nominees or voting recommendations of our Board of Directors unless the persons engaged in the opposing solicitation provide shareholders with voting confidentiality comparable to that which we provide.

Required Votes

Directors are elected by a plurality of votes. Consequently, the nominees for the three director positions who receive the greatest number of votes at the Annual Meeting will be elected directors. Each share is entitled to one vote for each of the three director positions, but cumulative voting is not permitted. Shares for which votes are withheld for the election of one or more director nominees will not be counted in determining the number of votes cast for those nominees.

Shareholder approval of other proposals to be considered at the meeting requires the favorable vote of a majority of the votes cast on the proposal, and the favorable majority vote must also represent more than 25% of our outstanding shares.

Under certain circumstances, brokers, banks and other registered holders of shares are prohibited from exercising discretionary voting authority for the beneficial owners of shares unless they have been provided with voting instructions. In cases of these “broker non-votes” and in cases where shareholders abstain from voting on a particular matter, these unvoted shares will be counted only for the purpose of determining if a quorum is present and not as votes cast on the matter.

How You Can Vote

You may vote your shares by signing the enclosed proxy or voting instruction card and returning it in a timely manner. Please mark the appropriate boxes on the card and sign, date and return the card promptly. A postage-paid return envelope is enclosed for your convenience.

If your shares are registered in your name or held through our Direct Stock Purchase Plan or Employee Savings Plans, you may also vote your shares over the Internet or by telephone. You may submit your proxy at any time (24 hours a day, seven days a week) over the Internet at the following address on the World Wide Web:

www.eproxyvote.com/sre

or by using a touch-tone telephone and calling the following toll-free number from anywhere in the U.S. or Canada:

1-877-779-8683

Proxies submitted over the Internet or by telephone must be received by 12:00 midnight, Eastern Daylight Savings Time, on Monday, May 3, 2004. However, proxies that include shares held in our Employee Savings Plans must be received by that time on Thursday, April 29, 2004, to provide timely instructions for voting shares held in the plans.

If your shares are held in an account at a brokerage firm or bank that participates in a voting program provided by ADP Investor Communication Services, you may submit your voting instruction at any time (24 hours a day, seven days a week) over the Internet at the following address on the World Wide Web:

www.proxyvote.com

or by using a touch-tone telephone and calling from anywhere in the United States, the toll-free number shown on your voting instruction card.

There may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, charged to you when you submit your proxy or voting instructions over the Internet. There are no charges to use telephone voting procedures. If you submit your proxy or voting instruction over the Internet or by telephone, you need not mail the enclosed card.

If your shares are held through a broker, bank or other account custodian that does not participate in a voting program provided by ADP Investor Communication Services, you may vote your shares only by signing and timely returning the enclosed voting instruction card or providing other proper voting instructions to the registered owner of your shares.

Your vote is important. Please vote your shares promptly

even if you plan to attend the Annual Meeting in person.

Revocation of Proxies and Voting Instructions

If you own shares that are registered in your name, you may revoke your proxy at any time before it is voted by timely submitting a written notice of revocation or a proxy bearing a later date or by attending the Annual Meeting in person and casting a ballot.

If your shares are not registered in your name, you may revoke or change your voting instructions only by timely providing a proper notice or other proper voting instructions to the registered holder of the shares.

CORPORATE GOVERNANCE

Our business and affairs are managed and all of our corporate powers are exercised under the direction of our Board of Directors. The board establishes broad corporate policies and oversees the performance of the company and the chief executive officer to whom, together with other senior management, the board has delegated day-to-day business operations.

The board has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of the company. It has also adopted a Code of Business Conduct and Ethics for Directors and Officers and officers are also subject to Business Conduct Guidelines that apply to all employees.

Several standing committees also assist the board in carrying out its responsibilities. Each is comprised entirely of directors and operates under a written charter adopted by the board.

Our governance guidelines, committee charters and codes of conduct are posted on our website at www.sempra.com. Printed copies may be obtained upon request by writing to: Corporate Secretary, Sempra Energy, 101 Ash Street, San Diego, CA 92101. We have also reprinted the charter of the Audit Committee as the appendix to this proxy statement.

Board of Directors

Functions

In addition to its general oversight role, under its Corporate Governance Guidelines, the Board of Directors performs a number of specific functions, including:

•	Selecting the chief executive officer and overseeing his or her performance and that of other senior management in the operation of the company.

•	Reviewing and monitoring strategic, financial and operating plans and budgets and their development and implementation by management.

•	Assessing and monitoring risks and risk management strategies.

•	Reviewing and approving significant corporate actions.

•	Reviewing and monitoring processes designed to maintain the integrity of the company, including financial reporting, compliance with legal and ethical obligations, and relationships with shareholders, employees, customers, suppliers and others.

•	Planning for management succession.

•	Selecting director nominees, appointing board committee members and overseeing effective corporate governance.

Director Independence

Our Corporate Governance Guidelines contemplate that substantially all of our directors will be independent. They also provide that no person (other than a current or former officer) will be appointed or nominated by the Board of Directors as a director unless he or she would be independent.

Under our governance guidelines, no director qualifies as “independent” unless the board affirmatively determines that he or she has no direct or indirect material relationship with the company. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships. The guidelines also specify particular relationships that by their nature or magnitude are independence disqualifying.

The board’s independence principles and standards are derived from but are more rigorous than those adopted by the New York Stock Exchange for NYSE listed companies. The board believes that the independence of all directors should be measured by identical independence standards rather than by applying less rigorous standards to directors who are not audit committee members as NYSE rules would permit. Accordingly, the board’s independence standards apply both the NYSE’s general independence standards and its additional more rigorous audit committee independence standards to all directors. The board’s standards also include more independence disqualifying relationships than specified by the NYSE.

The board has established categorical standards for evaluating certain director relationships. They provide that relationships involving less than the threshold amounts or occurring outside the time periods necessary to constitute a specific independence disqualifying relationship or to require proxy statement disclosure are immaterial. They also provide that relationships that arise solely from a director’s position as a director, limited partner or holder of less than a 10% equity interest in another company are immaterial.

Applying these standards, the board has affirmatively determined that its nominees for election as directors at the Annual Meeting (other than Stephen L. Baum) and all of the directors whose terms of office will continue after the meeting are independent directors. Mr. Baum is our Chairman of the Board, President and Chief Executive Officer and is the sole member of our management who is a director.

Board Meetings and Executive Sessions; Annual Meetings of Shareholders

At regularly scheduled meetings the Board of Directors reviews and discusses management reports regarding the company’s performance, prospects and plans, as well as immediate issues facing the company. At least once a year it also reviews management’s long term strategic and financial plans and management’s expectations regarding strategic and financial issues that the company may face in the foreseeable future.

The Chairman of the Board establishes the agenda for each board meeting. Directors are encouraged to suggest agenda items and any director also may raise at any meeting subjects that are not on the agenda.

Information and other materials important to understanding the business to be conducted at a board meeting are distributed in writing to the directors in advance of the meeting. Additional information also may be presented at the meeting.

An executive session of non-management board members is held at the conclusion of each regularly scheduled board meeting. In addition, any director may call for an executive session at any meeting. During 2003, the board held six executive sessions. Executive sessions are presided over by the Chair of the Compensation Committee or, in the event of his or her absence, by the Chair of the Corporate Governance Committee.

During 2003, the board held seven meetings and the committees of the board held 22 meetings. Directors, on an aggregate basis, attended over 97% of the combined number of these meetings and each director attended at least 86% of the combined number of meetings of the board and each committee of which he or she was a member.

The board also encourages attendance at the annual meetings of shareholders by all nominees for election as directors and all directors whose terms of office will continue after the meeting. Last year all but one attended the meeting.

Evaluation of Board and Director Performance

Our Corporate Governance Committee annually reviews and evaluates the performance of the board. Its assessment is of the board’s contribution as a whole and identifies areas in which the board or senior management believes a better contribution may be made. The purpose of the review is to increase the effectiveness of the board and the results are reviewed with the board and its committees.

The board also annually reviews the individual performance and qualifications of each director whose term of office will expire at the next annual meeting of shareholders and who may wish to be considered for nomination to an additional term. The evaluations are reviewed by the Corporate Governance Committee, which makes recommendations to the board regarding nominees for election as directors.

Evaluation and Compensation of the Chief Executive Officer

Our Compensation Committee annually evaluates the performance of Stephen L. Baum as our Chairman of the Board, President and Chief Executive Officer and reports the results of its evaluation to the board for its consideration. The evaluation is based principally upon objective criteria, including business performance, accomplishment of strategic and financial objectives, development of management, and other matters relevant to the short term and long term success of the company and the creation of shareholder value. The results of the committee’s evaluation and the board’s consideration is communicated to Mr. Baum and considered by the committee in its deliberations with respect to his compensation, and all determinations regarding his compensation are made by the committee or by the board acting solely through independent directors.

Succession Planning and Management Development

Our Compensation Committee annually reports to the board on succession planning, including policies and principles for executive officer selection. Mr. Baum also provides the board on a continuing basis with a recommendation as to his successor as Chief Executive Officer should he become disabled.

Director Orientation and Education Programs

Every new director participates in an orientation program and receives materials and briefings to acquaint him or her with our business, industry, management and corporate governance policies and practices. Continuing education is provided for all directors through board materials and presentations, discussions with management, visits to corporate facilities and other sources.

Board Access to Senior Management, Independent Auditors and Counsel

The Board of Directors has complete access to our independent auditors, and to senior management and other employees. It also has complete access to counsel, advisers and experts of its choice with respect to any issues relating to the board’s discharge of its duties.

Board Committees

Audit Committee	Compensation Committee	Corporate Governance Committee
James G. Brocksmith, Jr., Chair	William C. Rusnack, Chair	William G. Ouchi, Chair

Herbert L. Carter	Richard A. Collato	Hyla H. Bertea
Wilford D. Godbold, Jr.	William G. Ouchi	James G. Brocksmith, Jr.
William D. Jones	William P. Rutledge	Richard A. Collato
Richard G. Newman		Richard G. Newman
William C. Rusnack		William P. Rutledge

Executive Committee	Technology Committee
Stephen L. Baum, Chair	William P. Rutledge, Chair

James G. Brocksmith, Jr.	Stephen L. Baum
William G. Ouchi	Hyla H. Bertea
William C. Rusnack	Herbert L. Carter
William P. Rutledge	Wilford D. Godbold, Jr.
William D. Jones
Thomas C. Stickel
Diana L. Walker

Audit Committee

The Audit Committee, which is comprised entirely of independent directors, is directly responsible and has sole authority for appointing, compensating, retaining and overseeing the work of our independent auditors. The independent auditors report directly to the committee, which pre-approves all services that the auditors provide. The committee also assists the Board of Directors in fulfilling oversight responsibilities regarding:

•	The integrity of our financial statements.

•	Our compliance with legal and regulatory requirements.

•	Our internal audit function.

The committee also prepares the report reprinted under the caption “Audit Committee Report.”

The Board of Directors has determined that each member of the Audit Committee is financially literate. It has also determined that Mr. Brocksmith, who chairs the committee, is an audit committee financial expert (as defined by the Securities and Exchange Commission) and his service on the audit committees of four other public companies does not impair his ability to serve effectively on our committee.

During 2003 the committee held seven meetings.

The committee’s charter is reprinted as the appendix to this proxy statement.

Compensation Committee

The Compensation Committee, which is comprised entirely of independent directors, assists the Board of Directors in the evaluation and compensation of executives. It establishes our compensation principles and policies and oversees our executive compensation program. The committee has direct responsibility to:

•	Review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer.

•	Evaluate our Chief Executive Officer’s performance in light of these goals and objectives and approve (subject to ratification by the board acting solely through independent directors) his compensation based on the committee’s performance evaluation.

•	Oversee the evaluation and compensation of other members of our senior officer group and review the compensation of other officers and key management personnel.

•	Make recommendations to the board with respect to the compensation program for other executive officers, incentive compensation plans and equity-based plans.

The committee also prepares the report on executive compensation reprinted under the caption “Compensation Committee Report.”

During 2003, the committee held four meetings.

Corporate Governance Committee

The Corporate Governance Committee, which is comprised entirely of independent directors, assists the Board of Directors with respect to corporate governance matters. The committee’s responsibilities include:

•	Identifying individuals qualified to become board members.

•	Recommending nominees for election as directors and the selection of candidates to fill board vacancies.

•	Recommending directors for appointment as members of board committees.

•	Developing and recommending a set of corporate governance principles.

•	Overseeing the evaluation of the board.

The committee reviews with the board the skills and characteristics required of directors in the context of current board membership and develops and maintains a pool of qualified director candidates. It solicits the names of candidates from various sources, including board members and search firms, and considers candidates submitted by shareholders.

The committee reviews biographical data and other relevant information regarding potential board candidates, may request additional information from the candidates or any other source and, if the committee deems it appropriate, interview candidates, references of candidates and others who may assist in candidate evaluation. It evaluates all candidates in the same manner, whether identified by shareholders or other sources.

In considering potential candidates, the committee evaluates each candidate’s integrity, independence, judgment, knowledge, experience and other relevant factors to develop an informed opinion of the candidate’s qualifications and his or her ability and commitment to meet the board’s expectations for directors set forth in our Corporate Governance Guidelines.

The committee’s deliberations reflect the board’s requirement that all director nominees (other than current or former officers) must be independent and all directors must be, or within a reasonable time after appointment or election must become, financially literate. They also reflect the board’s view regarding the appropriate number of directors and the composition of the board, including its belief that the membership of the board should reflect a diversity of experience, gender, race, ethnicity and age.

During 2003, the committee held five meetings.

Executive Committee

The Executive Committee meets during the intervals between meetings of the Board of Directors when scheduling or other requirements make it difficult to convene the full board. On occasion, it also meets to consider matters specifically delegated to it by the board. During 2003, the committee held four meetings.

Technology Committee

The Technology Committee:

•	Reviews the application of technology to our long term strategic goals and objectives.

•	Reviews our major technology positions and strategies relative to emerging technologies.

During 2003, the committee held two meetings.

Shareholder Communications with the Board

Shareholders who wish to communicate with the board, non-management directors as a group, a committee of the board or a specific director may do so by letters addressed to the care of our Corporate Secretary. Letters addressed to the board in general will be reviewed by the Corporate Secretary and relayed to the Chairman of the Board or the chair of the appropriate board committee. Those addressed to the non-management directors in general will be relayed unopened to the chair of the Compensation Committee, who also chairs executive sessions of the board. Those addressed to a board committee or a specific director will be relayed unopened to the chair of the committee or the director to whom they are addressed.

Shareholders who wish to submit the names of potential candidates for consideration as directors by the Corporate Governance Committee may do so by writing to the chair of the committee in care of our Corporate Secretary. The letter should contain a statement from the candidate that he or she would give favorable consideration to serving on the board and include sufficient biographical and other information concerning the candidate and his or her qualifications to permit the committee to make an informed decision as to whether further consideration of the candidate would be warranted.

The address for these communications in care of the Corporate Secretary is: Sempra Energy, 101 Ash Street, San Diego, California 92101-3017.

Share Ownership Guidelines

Our Board of Directors has established share ownership guidelines for directors and officers to further strengthen the link between company performance and compensation. The guidelines set forth minimum levels of share ownership that our directors and officers are encouraged to achieve and maintain. For non-employee directors the guideline is ownership of a number of shares having a market value equal to four times the annual retainer. For officers, the guidelines are:

Executive Level	Share Ownership Guidelines
Chief Executive Officer	4 × Base Salary
Group Presidents	3 × Base Salary
Executive Vice Presidents	3 × Base Salary
Senior Vice Presidents	2 × Base Salary
Other Vice Presidents	1 × Base Salary

The guidelines are expected to be met or exceeded within five years from becoming a director or officer. For purposes of the guidelines, shares owned include phantom shares into which compensation is deferred and the vested portion of certain in-the-money stock options, as well as shares owned directly or through benefit plans. All of our directors and officers are in compliance with the guidelines. Information concerning their shareholdings is set forth under the caption “Share Ownership.”

Director Compensation

Directors who are not employees of Sempra Energy receive an annual base retainer of $35,000 and the following fees for each board or committee meeting that they attend:

Board Meetings	$1,000
Audit Committee Meetings
Chair	$3,000
Other Members	$1,500
Other Committee Meetings
Chair	$2,000
Other Members	$1,000

Directors also receive an additional $14,500 each quarter, which is deferred into phantom shares of our common stock that are retained until retirement and paid in cash. They may also elect to receive their fees in shares or to defer the balance into an interest-bearing account, a phantom investment fund or phantom shares.

Upon becoming a director, each non-employee director is granted a ten-year option to purchase 15,000 shares of our common stock. At each annual meeting (other than the annual meeting that coincides with or first follows the director’s election to the board) each non-employee director who continues to serve as a director is granted an additional ten-year option for 5,000 shares. Each option is granted at an option exercise price equal to the fair market value of the option shares at the date the option is granted and becomes fully exercisable commencing with the first annual meeting following the date of the grant or upon the director’s earlier death, disability, retirement or involuntary termination of board service other than for cause.

Non-employee directors who were directors of our predecessor companies (currently eight of our twelve non-employee directors) are entitled to receive retirement benefits following the conclusion of board service. The annual benefit is an amount equal to the sum of our then current annual retainer and ten times the then current board meeting fee. It commences upon the later of the conclusion of board service or attaining age 65 and continues for a number of years not to exceed the director’s years of service as a director of the predecessor companies plus up to ten years of additional service as a director of Sempra Energy. Only three directors have not yet attained maximum years of service credit and continue to accrue additional retirement benefits. The actuarial equivalent of the total retirement benefit is paid to the retiring director in a single lump sum upon the conclusion of board service unless the director has elected to receive the annual benefit in lieu of a single lump-sum payment.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of the six directors named below, all of whom have been determined by the board to be independent directors under independence standards more rigorous than those required of audit committee members by the New York Stock Exchange. The board has also determined that all members of the committee are financially literate and the chair of the committee is an audit committee financial expert as defined by the Securities and Exchange Commission.

The committee’s responsibilities are set forth in a written charter adopted by the board and reprinted as the appendix to this proxy statement. They include appointing the company’s independent auditors, pre-approving both audit and non-audit services to be provided by the independent auditors and assisting the board in providing oversight to the company’s financial reporting process. In fulfilling its oversight responsibilities, the committee meets with the company’s independent auditors, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters.

It is not the committee’s responsibility to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete, accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations. Management is responsible for the company’s financial statements, including the estimates and judgments on which they are based, as well as the company’s financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent auditors, Deloitte & Touche LLP, are responsible for performing an audit of the company’s annual financial statements, expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles and reviewing the company’s quarterly financial statements.

The committee has discussed with Deloitte & Touche the matters required to be discussed by Statement of Auditing Standards 61 (Communications with Audit Committees). SAS 61 requires the independent auditors to provide the committee with additional information regarding the scope and results of their audit of the company’s financial statements, including information with respect to the auditors’ responsibilities under generally accepted auditing standards, significant accounting policies, management judgments and estimates, any significant audit adjustments, any disagreements with management, and any difficulties encountered in performing the audit.

The committee has also received from Deloitte & Touche a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between the auditors and the company that in the professional judgment of Deloitte & Touche may reasonably be thought to bear on its independence. Deloitte & Touche also has discussed its independence with the committee and confirmed in the letter that, in its professional judgment, it is independent of the company within the meaning of the federal securities laws. The committee also considered whether Deloitte & Touche’s provision of non-audit services to the company and its affiliates is compatible with the auditors’ independence.

The committee has also reviewed and discussed with the company’s senior management the audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2003. Management has confirmed to the committee that the financial statements have been prepared with integrity and objectivity and Deloitte & Touche has expressed its professional opinion that the financial statements conform with generally accepted accounting principles. In addition, the company’s Chief Executive Officer and Chief Financial Officer have reviewed with the committee the certifications that each will file with the Securities Exchange Commission pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the policies and procedures management has adopted to support the certifications.

Based on these considerations, the Audit Committee has recommended to the Board of Directors that the company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003.

AUDIT COMMITTEE

James G. Brocksmith, Jr., Chair

Herbert L. Carter

Wilford D. Godbold, Jr.

William D. Jones

Richard G. Newman

William C. Rusnack

February 20, 2004

SHARE OWNERSHIP

The following table shows the number of shares of our common stock beneficially owned at March 1, 2004 by each of our directors, by each of our executive officers named in the executive compensation tables in this proxy statement, and by all of our directors and executive officers as a group. These shares, upon giving effect to the exercise of exercisable options, total approximately 2.6% of our outstanding shares.

Name	Current Beneficial Holdings	Shares Subject to Exercisable Options(A)	Phantom Shares(B)	Total
Frank H. Ault	62,312	178,960	3,289	244,561

Stephen L. Baum	323,153	2,352,725	33,292	2,709,170

Hyla H. Bertea	9,630	40,000	9,617	59,247

James G. Brocksmith, Jr.	235	20,000	5,202	25,437

Herbert L. Carter	1,811	30,000	12,699	44,510

Richard A. Collato	6,118	40,000	1,853	47,971

Donald E. Felsinger	211,374	849,635	50,119	1,111,128

Wilford D. Godbold, Jr.	3,006	40,000	6,423	49,429

Edwin A. Guiles	132,490	475,595	25,828	633,913

William D. Jones	3,430	40,000	2,126	45,556

Richard G. Newman	2,225	15,000	1,678	18,903

William G. Ouchi	10,664	40,000	2,279	52,943

William C. Rusnack	4,422	20,000	2,193	26,615

William P. Rutledge	2,732	20,000	2,352	25,084

Neal E. Schmale	110,452	606,034	58,520	775,006

Thomas C. Stickel (C)	2,321	40,000	2,705	45,026

Diana L. Walker (C)	1,114	40,000	2,946	44,060

Directors and Executive Officers as a group (19 persons)	976,496	5,117,252	225,888	6,319,636

(A)	Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable on or before May 10, 2004.

(B)	Represents deferred compensation deemed invested in shares of our common stock. These phantom shares cannot be voted or transferred but track the performance of our shares.

(C)	Mr. Stickel and Mrs. Walker will retire as directors at the time of the Annual Meeting.

Sempra Energy has approximately 200,000 shareholders. The only person known to us to be the beneficial owner of more than 5% of our outstanding shares is AXA Financial, Inc., 1290 Avenue of the Americas, New York, New York 10104. AXA Financial has reported that at December 31, 2003 it and related entities held 21,232,426 shares as to which they had sole dispositive power and 11,800 shares as to which they shared dispositive power, including 12,608,304 shares as to which they had sole voting power and 1,609,030 shares as to which they had shared voting power. It has also reported that a majority of these shares were held in unaffiliated third-party accounts managed by Alliance Capital Management, as investment adviser. The shares held by AXA Financial represent approximately 9.2% of our outstanding shares.

Our employee savings and stock ownership plans held 24,694,830 shares of our common stock (approximately 10.7% of the outstanding shares) for the benefit of employees at March 1, 2004.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors will consist of eleven members upon giving effect to the retirement of two directors who will retire at the time of the Annual Meeting and a corresponding reduction in the authorized number of directors. The board is divided into three classes whose terms are staggered so that the term of one class expires at each Annual Meeting. Three directors will be elected at the 2004 Annual Meeting for a three-year term expiring in 2007.

The board has determined that each nominee for election as a director (other than Stephen L. Baum who is our Chairman of the Board, President and Chief Executive Officer) and each director whose term of office will continue after the Annual Meeting is an independent director. Information concerning the board’s independence standards, which are more rigorous than those mandated by the New York Stock Exchange, is contained under the caption “Corporate Governance—Board of Directors—Director Independence.”

Nominees

The Corporate Governance Committee has recommended and the Board of Directors has nominated the following three individuals, all of whom are currently directors, for election as directors:

Stephen L. Baum

Wilford D. Godbold, Jr.

Richard G. Newman

The proxies and voting instructions that the board is soliciting will be voted for these three nominees unless other instructions are specified. If any nominee should become unavailable to serve, the proxies may be voted for a substitute nominee designated by the board or the board may reduce the authorized number of directors. If you do not want your shares to be voted for one or more of these nominees, you may so indicate in the space provided on your proxy or voting instruction card.

Information concerning each director nominee and the directors serving unexpired terms that will continue after the Annual Meeting is shown below. The year shown as election as a director is that of first election as a director of Sempra Energy or its predecessors. Unless otherwise indicated, each director has held his or her principal occupation or other positions with the same or predecessor organizations for at least the last five years.

Nominees for election for terms expiring in 2007:

Stephen L. Baum, 63, has been a director since 1996. He is Chairman of the Board, President and Chief Executive Officer of Sempra Energy. He is a director of Computer Sciences Corporation.

Wilford D. Godbold, Jr., 65, has been a director since 1990. He is the retired President and Chief Executive Officer of ZERO Corporation, an international manufacturer primarily of enclosures and thermal management equipment for the electronics market. He is a director of Ceradyne, Inc. and K2, Inc., a trustee of the Wellness Community, a past President of the Board of Trustees of Marlborough School and a past Chairman of the Board of Directors of the California Chamber of Commerce and The Employers Group.

Richard G. Newman, 69, has been a director since 2002. He is the Chairman and Chief Executive Officer of AECOM Technology Corp. Mr. Newman is a director of Southwest Water Company and of 13 mutual funds under Capital Research and Management Company. He also is a member of the College of Fellows of the Institute for the Advancement of Engineering and a member of the Chief Executives Organization, American Society of Civil Engineers and National Society of Professional Engineers.

Directors whose terms expire in 2005:

Hyla H. Bertea, 63, has been a director since 1988. She is a realtor and real estate investor. She is a trustee of Lewis & Clark College, a director of Orange County Community Foundation and a former commissioner of the California Horse Racing Board. For a number of years she has been involved in leadership positions with various other cultural, educational and health organizations in the Orange County and Los Angeles areas. Mrs. Bertea was a co-commissioner of gymnastics and a member of the executive staff for the 1984 Olympics.

Richard A. Collato, 60, has been a director since 1993. He is President and Chief Executive Officer of the YMCA of San Diego County. He is a former director of Y-Mutual Ltd., a reinsurance company, and The Bank of San Diego. Mr. Collato is a former trustee of Springfield College, and currently is a trustee of the YMCA Retirement Fund and Bauce Foundation, and a director of Micro Vision Optical, Inc., Project Design Consultants and WD-40.

William C. Rusnack, 59, has been a director since 2001. Until 2002 he was the President and Chief Executive Officer and a director of Premcor, Inc. Prior to 1998, he was an executive of Atlantic Richfield Company. He is also a director of Flowserve and Peabody Energy. He is a member of the American Petroleum Institute, the Dean’s Advisory Council of the Graduate School of Business at the University of Chicago and the National Council of the Olin School of Business at the Washington University in St. Louis.

William P. Rutledge, 62, has been a director since 2001. He was Chairman of Communications and Power Industries from 1999 to 2004. Prior to 1998, he was President and Chief Executive Officer of Allegheny Teledyne. He is also a director of AECOM Technology Corp., Computer Sciences Corporation and First Federal Bank of California. He is a Trustee of Lafayette College and St. John’s Hospital and Health Center.

Directors whose terms expire in 2006:

James G. Brocksmith, Jr., 63, has been a director since 2001. He is an independent financial consultant and the former Deputy Chairman and Chief Operating Officer for the U.S. operations of KPMG Peat Marwick LLP. He is a director of AAR Corp., Alberto-Culver Co., Nationwide Financial Services and Worthington Industries.

Herbert L. Carter, DPA, 70, has been a director since 1991. He served as President of California State University, Dominguez Hills, and Executive Vice Chancellor Emeritus and Trustee Professor of Public Administration of the California State University System. He was President and Chief Executive Officer of United Way of Greater Los Angeles from 1992 until 1995, and Executive Vice Chancellor of the California State University System from 1987 until 1992. Dr. Carter is a director of Golden State Mutual Insurance Company, and has served as a member of the Board of Councilors of the School of Public Administration, University of Southern California, and the Board of Regents of Loyola Marymount University.

William D. Jones, 48, has been a director since 1994. He is the President and Chief Executive Officer and a director of CityLink Investment Corporation. From 1989 to 1993, he served as General Manager/Senior Asset Manager and Investment Manager with certain real estate subsidiaries of The Prudential. Prior to joining The Prudential, he served as a San Diego City Council member from 1982 to 1987. Mr. Jones is Chairman of the Board of the Los Angeles Branch of the Federal Reserve Bank of San Francisco, and a trustee of the University of San Diego. He is a former director of The Price Real Estate Investment Trust.

William G. Ouchi, Ph.D., 60, has been a director since 1998. He is the Sanford and Betty Sigoloff Professor in Corporate Renewal in the Anderson Graduate School of Management at UCLA. Dr. Ouchi is a director of AECOM Technology Corp., Allegheny Technologies, FirstFed Financial Corp. and Water-Pik Technologies. He is a director of College Ready Public Schools.

PROPOSAL 2: REAPPROVAL OF LONG TERM INCENTIVE PLAN PERFORMANCE GOALS

Our Long Term Incentive Plan was approved by shareholders in 1999 and the plan will not expire until 2008. However, we will not continue to be entitled to a tax deduction for certain incentive awards under the plan unless the material terms of related performance goals are reapproved by shareholders.

Accordingly, at the Annual Meeting shareholders will be asked to reapprove the plan’s performance goals. Reapproval is intended to assure that those incentive awards granted under the plan that are intended to be “qualified performance-based compensation” for federal income tax purposes will so qualify as a tax deductible expense to the company.

Qualified Performance-Based Compensation

The Internal Revenue Code, in general, limits the annual amount of compensation that a publicly held company may deduct for income tax purposes for each of its “covered employees” to $1,000,000. Covered employees are the chief executive officer and the four other most highly compensated employees whose compensation is required to be reported in the company’s proxy statement. However, compensation that constitutes “qualified performance-based compensation” does not apply against this limitation on tax deductibility.

The Long Term Incentive Plan permits the Compensation Committee to make awards intended to be qualified performance-based compensation that is fully deductible for federal income tax purposes. These are awards for which vesting, exercisability or payment is conditioned upon the attainment of objective performance targets selected by the committee.

The performance targets which may be selected by the committee for these awards are based upon performance criteria that include one or more of our net revenues, net earnings, operating earnings or income, absolute and/or relative return on equity or assets, earnings per share, cash flow, pre-tax profits, earnings growth, revenue growth, book value per share, stock price, economic value added, total shareholder return, operating goals (including, without limitation, safety, reliability, maintenance expenses, capital expenses, customer satisfaction and employee satisfaction) and performance relative to peer companies. Each of the performance goals may be established on a corporate-wide basis or with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures.

In order for awards (other than stock options or stock appreciation rights) to constitute “qualified performance-based compensation,” the material terms of the performance goals under which the compensation is to be paid must also be disclosed to and approved by shareholders. These material terms include the performance criteria described above upon which the committee may base performance targets and the employees who may participate in the plan and the maximum number of shares for which awards may be made to any person in any year that are described below.

These terms were approved by shareholders when they approved the plan in 1999. However, since the committee has the discretion to select specific performance goals and to determine targets with respect to the goals it selects, under the Internal Revenue Code the material terms of the plan’s performance goals must also be disclosed to and reapproved by shareholders every succeeding five years in order for awards (other than stock options and stock appreciation rights) to continue to constitute “qualified performance-based compensation.”

Long Term Incentive Plan

The Long Term Incentive Plan permits the Compensation Committee of the Board of Directors to grant employees a wide variety of equity and equity-based incentive awards. Our officers and other key employees and those of our subsidiaries who have the potential to contribute to our future success and have a significant effect on our growth and profitability are eligible for selection to participate in the plan. There are currently approximately 300 employees whose positions and responsibilities result in their consideration for incentive awards under the plan.

The plan is administered by the Compensation Committee, which has the authority to grant incentive awards to employees eligible for selection to participate in the plan, to determine the terms and conditions of each incentive award (including those related to vesting, forfeiture, payment and exercisability and the effect of a termination of employment) and to accelerate the payment, vesting, exercisability or lapse of restrictions on any incentive award.

Under the plan the Compensation Committee may grant incentive awards consisting of stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance shares, stock awards and other equity awards relating to our common stock. However, no employee may receive awards with respect to more than 1,000,000 shares in any year.

The committee may make any incentive awards under the plan subject to terms and conditions that are intended to assure that the payment of the award will be tax deductible to the company as a compensation expense. It may also provide for awards to earn dividend equivalents and provide for their current payment of reinvestment in our shares.

The only incentive awards that have been granted under the plan are stock options and performance-based restricted stock. In the future, however, the committee also may grant additional types of awards permitted by the plan. Information concerning outstanding awards and shares available for additional awards under the plan and our other equity compensation plans is contained under the caption “Equity Compensation Plans.”

Stock Options

Stock options entitle our employees, at their election, to purchase shares of our common stock at the prices and during the term specified by the Compensation Committee in the related stock option agreement. The exercise price of each option is determined by the committee but may not be less than 100% of the fair market value of our shares on the date of grant and may not thereafter be reduced, by amendment, cancellation and regrant, substitution of options or otherwise. The term of each option is also determined by the committee but may not exceed ten years from the date of grant.

No taxable income is realized by an employee for federal income tax purposes and no tax deduction is available to us upon the grant of a stock option. However, the tax consequences of the exercise of an option and the subsequent disposition of the shares received upon exercise depend upon whether the option qualifies as an “incentive stock option” as defined in the Internal Revenue Code. The committee may grant options that are intended to so qualify as incentive stock options as well as options that are not intended to so qualify, but the number of shares as to which incentive stock options may be granted under the plan may not exceed 1,000,000 shares.

At the time of exercise of an option that does not qualify as an incentive stock option, the employee realizes taxable income at ordinary income tax rates for federal income tax purposes, and we are entitled to a corresponding tax deduction for compensation expense, in the amount by which the fair market value of the shares purchased exceeds the exercise price for the shares.

None of the options granted under the plan qualify as incentive options. In the future, however, the committee may grant options that are intended to qualify, as well as those that do not qualify, as incentive stock options.

No taxable income would be realized by an employee for federal income tax purposes upon the exercise of an incentive stock option if the holding period and other requirements of the Internal Revenue Code were to be met. In general, if the employee does not dispose of the shares subject to an incentive stock option within two years of the date the option was granted or within one year from the date it was exercised, any gain or loss realized by the employee upon the disposition of the option shares would be long term capital gain or loss in an amount equal to the difference between the sales price received for the shares and the exercise price paid for them. If the employee disposes of the shares before these holding period requirements are satisfied, the employee would recognize ordinary income at the time of the disposition based on the difference between the exercise price of the option and the fair market value of the shares on the date the option was exercised. We would not be entitled to any income tax deduction in respect of options that qualify as incentive stock options unless the employee recognizes ordinary income on the disposition of the option shares.

Restricted Stock and Restricted Stock Units

Restricted stock and restricted stock units entitle our employees to receive shares or the value of shares of our common stock. Restricted stock consists of shares of our common stock that are issued to employees and are subject to forfeiture or vesting conditions and restrictions on transferability specified by the committee in the award agreement. Restricted stock units consist of rights to receive shares of our common stock upon satisfaction of the conditions to vesting and payment specified in the award. The plan limits the number of our shares that may be made subject to awards of restricted stock in any year to 0.5% of the total number of our shares outstanding at the beginning of the year.

Generally, no taxable income is realized by an employee for federal income tax purposes and no tax deduction is available to us upon the grant of an award of restricted stock or restricted stock units. Upon the termination of restrictions on restricted stock or the payment of restricted stock units, the employee realizes taxable income, and we generally will be entitled to a corresponding deduction for compensation expense, in the case of restricted stock equal to the excess of the then fair market value over any amount paid for the stock and in the case of restricted stock units equal to the amount paid to the employee in respect of the units.

Other Awards

Stock appreciation rights entitle our employees to receive all or a portion of the appreciation on shares of our common stock. Upon the satisfaction of the conditions to payment specified by the Compensation Committee in the related award agreement, each stock appreciation right that is exercised or settled entitles the employee to receive an amount by which the fair market value of a share of our common stock exceeds the exercise price specified in the award.

Performance shares represent shares of our common stock to be earned by an employee upon the satisfaction of performance criteria and other terms and conditions specified by the committee in granting the awards. Shares represented by the award are issued to the employee following the conclusion of the applicable performance period and satisfaction of the related performance goal or the value of the shares is paid in cash or in a combination of cash and shares.

Stock awards consist of one or more shares of our common stock granted to an employee and are subject to terms and conditions established by the committee in connection with the award as specified in the applicable award agreement. The shares subject to the stock award may, among other things, be subject to vesting requirements and restrictions on transferability.

The committee also has the authority to specify the terms and provisions of other forms of equity-based or equity-related awards that the committee determines to be consistent with the purposes of the plan and the interests of the company. These awards may provide for cash payments based in whole or in part on the value or future value of our shares, or for the acquisition or future acquisition of shares.

Shareholder Reapproval of Performance Goals

Shareholder reapproval of the material terms of the performance goals of the Long Term Incentive Plan is intended to assure that those incentive awards granted under the plan that are intended to constitute qualified performance-based compensation will so qualify and be fully deductible by us for federal income tax purposes. Reapproval requires the favorable vote of a majority of the votes cast on the proposal at the Annual Meeting and the approving majority vote must also represent more than 25% of the outstanding shares.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2

PROPOSAL 3: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP, independent auditors, to audit our financial statements for 2004. Representatives of Deloitte & Touche are expected to attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

The following table shows the fees that we paid Deloitte & Touche for 2002 and 2003.

	2002		2003
	Fees	% of Total	Fees	% of Total
Audit Fees
Sempra Energy Consolidated Audit	$2,734,000		$3,424,000
Subsidiary, Statutory and Other Audits	1,991,000		2,479,000
SEC Filings and Related Services	172,000		140,000

Total Audit Fees	$4,897,000	44.3%	$6,043,000	68.8%

Audit-Related Fees
Merger and Acquisition Services	$1,272,000		$-0-
Employee Benefit Plan Audits	285,000		378,000
Accounting Consultation	223,000		432,000
Other Audit-Related Services	180,000		1,000
Sarbanes-Oxley Act Advisory Services	-0-		378,000

Total Audit-Related Fees	$1,960,000	17.7%	$1,189,000	13.6%

Tax Fees
Tax Planning	$4,125,000		$1,181,000
Other Tax Services	80,000		366,000

Total Tax Fees	$4,205,000	38.0%	$1,547,000	17.6%

All Other Fees	$-0-	-0-%	$-0-	-0-%

Total Fees	$11,062,000		$8,779,000

The Audit Committee is directly responsible and has sole authority for appointing, compensating, retaining and overseeing the work of our independent auditors and pre-approves all audit and permissible non-audit services provided by Deloitte & Touche. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services, give detailed guidance to management as to the specific services that are eligible for general pre-approval and provide specific cost limits for each service on an annual basis. They require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the auditors’ independence. The policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

At the Annual Meeting, shareholders will be asked to ratify the appointment of Deloitte & Touche as our independent auditors for 2004. Ratification would be advisory only but the Audit Committee would reconsider the appointment if it were not ratified. Ratification requires the favorable vote of a majority of the votes cast and the approving majority must also represent more than 25% of our outstanding shares.

YOUR BOARD OF DIRECTORS AND ITS AUDIT COMMITTEE

RECOMMEND THAT YOU VOTE “FOR” PROPOSAL 3

SHAREHOLDER PROPOSALS

We have included the following shareholder proposals in this proxy statement in accordance with Securities and Exchange Commission’s shareholder proposal rule. The name and address of each shareholder proponent will be promptly provided to any shareholder who orally or in writing requests the information from our Corporate Secretary.

The shareholder proposals will be voted upon at the Annual Meeting only if properly presented by the shareholder proponent or the proponent’s qualified representative. To be approved by shareholders, a proposal must receive the favorable vote of a majority of the votes cast and the approving majority must also represent more than 25% of our outstanding shares.

The Board of Directors has concluded that the implementation of these proposals would not be in the best interests of shareholders and recommends that shareholders vote against each proposal. The proxies and voting instructions that the board is soliciting will be voted against the proposals unless other instructions are specified.

FOR THE REASONS STATED BELOW, YOUR BOARD OF DIRECTORS

RECOMMENDS A VOTE AGAINST THE FOLLOWING PROPOSALS

PROPOSAL 4: SHAREHOLDER PROPOSAL REGARDING

ANNUAL ELECTION OF DIRECTORS

— Beginning of Shareholder Proposal —

— Elect Each Director Annually —

RESOLVED: Shareholders request that our Board of Directors take the necessary steps so that each director is elected annually. (Does not affect the unexpired terms of directors.)

We as shareholders voted in support of this topic and one other key governance topic:

Year	Annual Election of Each Director	Simple Majority Vote
2001	52%	54%
2003	56%	59%

These percentages are based on yes and no votes cast. I believe this repeat level of shareholder support is more impressive than the raw percentages because this support followed our Directors’ objections and insiders own 12% of our stock.1 Only 29% of Sempra shares outstanding supported our Directors’ position on this topic in 2003. The Council of Institutional Investors www.cii.org formally recommends adoption of proposals which win a majority of votes cast.2 Our Directors have thus violated this policy 4 times.

Since 2001 our Directors have not provided any management position evidence that they consulted with a corporate governance authority who supported this proposal topic. I believe our directors have an obligation to give equal consideration to both sides of this issue.

I can only question how our Directors analyzed these proposals. I believe our directors have done a disservice to their shareholders, employees and customers by committing themselves to the status quo in corporate governance on these key issues. Our Directors may have also overlooked that they could reduce the cost of their Directors’ liability insurance, if our Directors improve our corporate governance which includes these key topics.

When something goes wrong at a company, Boards could face liability if they ignored a shareholder proposal that could have prevented the problem.

Source: Seth Taube, Securities Litigation Department, McCarter & English

Strong Investor Concern

Thirty-eight (38) shareholder proposals on this topic achieved an impressive 62% average supporting vote in 2003. Annual election of each Director is a key policy of the Council of Institutional Investors. Institutional investors in general own 54% of our company’s stock.1

I believe that annual election of each Director is an avenue to express to each Director our concern about our current stock price—compared to its $27 price in 1993.3

Annual election of each director would also enable shareholders to vote annually on each member of our key Audit Committee. This is particularly important after the $200 billion-plus total loss in combined market value at Enron, Tyco, WorldCom, Qwest and Global Crossing due in part to poor auditing.

I believe it is unfounded the concern expressed by some that the annual election of each director could leave companies without experienced directors. In the unlikely event that shareholders vote to replace all directors, such a decision would express dissatisfaction with the incumbent Directors and would reflect the need for change.

[1]	“Key Statistics for SEMPRA ENERGY—Yahoo! Finance,” http://finance.yahoo.com/g/ks?s=SRE
[2]	Council of Institutional Investors Corporate Governance Policies updated September 4, 2003.
[3]	Value Line, Sempra Energy, November 14, 2003.

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, whose members have $2 trillion invested, called for annual election of each Director.2

[2]	Council of Institutional Investors Corporate Governance Policies updated September 4, 2003.

Elect Each Director Annually

Yes on 4

— End of Shareholder Proposal —

— The Board of Directors Position —

FOR THE REASONS STATED BELOW, YOUR BOARD OF DIRECTORS

RECOMMENDS A VOTE AGAINST PROPOSAL 4

Our current system of electing directors by classes has been in effect since we became a publicly held company. Under this method, approximately one-third of our directors are annually elected by shareholders. The Board of Directors believes that the classified board serves the company and its shareholders well.

With the classified board, the likelihood of continuity and stability of business strategies and policies is enhanced, since generally two-thirds of the directors at all times will have had prior experience and familiarity with our business and affairs. This enables the directors to build on past experience and plan for a reasonable period into the future.

The classified board is also intended to encourage persons who may seek to acquire control of the company to negotiate with the board to reach terms that are fair and in the best interests of all shareholders. It does so by requiring two meetings of shareholders to replace a majority of the board and dismantle other shareholder protection measures.

By reducing the threat of an abrupt change in the composition of the entire board, classification of directors assists in providing the board with the opportunity to fulfill its duties to shareholders to review any takeover proposal, study appropriate alternatives and achieve the best results for all shareholders. Although a classified board enhances the board’s ability to negotiate favorable terms with a proponent of an unfriendly or unsolicited proposal, it does not preclude takeover offers.

The board also believes that directors elected to a classified board are no less accountable to shareholders than they would be if all directors were elected annually. Since at least some directors must stand for election each year, shareholders have the opportunity annually to withhold votes from directors as a way of expressing any dissatisfaction they may have with the board or management.

Approval of the shareholder proposal would not in itself eliminate our classified board. To do so would require further action to amend our articles of incorporation and, under the articles, these amendments would require approval by at least two-thirds of our outstanding shares. In addition, under the California General Corporation Law to which we are subject, the amendment would also require approval by the board. While the board would consider such an amendment, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interests of the company and its shareholders.

Similar shareholder recommendations approved at prior annual meetings have already been considered by the board. The board has concluded that our classified board is in the best interests of our shareholders and, accordingly, has not implemented the prior recommendations.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 4

PROPOSAL 5: SHAREHOLDER PROPOSAL REGARDING

SHAREHOLDER RIGHTS PLAN

— Beginning of Shareholder Proposal —

Shareholder Input on a Poison Pill

Resolved: Shareholders request that our Directors increase shareholder voting rights and submit the adoption, maintenance or extension of any poison pill to a shareholder vote as a separate ballot item as soon as may be practical. Also once this proposal is adopted, any dilution or removal of this proposal is requested to be submitted to a shareholder vote as a separate ballot item at the earliest possible shareholder election. Directors have the flexibility of discretion accordingly in scheduling the earliest shareholder vote and in responding to shareholder votes.

This topic won an overall 60% yes-vote at 79 companies in 2003.1 I believe majority shareholder votes are a strong signal of shareholder concern on this topic. I do not see how our Directors could object to this proposal because it gives our Directors the flexibility to ignore our shareholder vote if our Directors seriously believe they have a good reason.

Poison Pill Negative

“That’s the key negative of poison pills—instead of protecting investors, they can also preserve management deadwood.”

Source: Moringstar.com

The Potential of a Tender Offer Can Motivate Our Directors

Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could sell the company out from under its present management.

Source: Wall Street Journal, Feb. 24, 2003

Diluted Stock

“There are often reasons that hostile takeovers should fail. But anti-democratic management schemes to flood the market with diluted stock are not one of them.”

Source: The Motley Fool

Like a Dictator

“[Poison pill] That’s akin to a benevolent dictator who says, ‘Give up more of your freedom and I’ll take care of you.’”

T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for 25 years

I believe our Directors could make a token response to this proposal—hoping to gain points in the new corporate governance rating systems. A reversible response, which could still allow our directors to give us a poison pill with not even a subsequent vote, would not substitute for this proposal.

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org whose members have $2 trillion invested, called for shareholder approval of poison pills.2

[1]	IRRC Corporate Governance Bulletin—Sept. 2003.
[2]	Council of Institutional Investors Corporate Governance Policies updated September 4, 2003.

Director Confidence In Our Management

I believe that, if our Directors take the steps to adopt this proposal, our Directors will signal their confidence that our management will be the best management to maintain shareholder value. I believe adoption would be an expression of our Directors’ confidence that our company will not become undervalued during their tenure.

Shareholder Input on a Poison Pill

Yes on 5

— End of Shareholder Proposal —

— The Board of Directors Position —

FOR THE REASONS STATED BELOW, YOUR BOARD OF DIRECTORS

RECOMMENDS A VOTE AGAINST PROPOSAL 5

Our shareholder rights plan is intended to increase long term shareholder value and to protect shareholders against takeover tactics that do not treat all shareholders fairly and equally. The Board of Directors believes that the continuation of the plan is in the best interests of the shareholders and submitting it to an advisory or other vote of shareholders would not be productive.

The rights plan is intended, together with our other shareholder protective measures, to encourage persons who may seek to acquire control of the company to negotiate directly with the board to reach terms that are fair and in the best interests of all shareholders. It does so by making a takeover prohibitively expensive unless the board redeems the share purchase rights that have been issued under the plan.

The rights plan provides the board with the opportunity to fulfill its duties to shareholders to review any takeover proposal, study appropriate alternatives and achieve the best results for all shareholders. Without a rights plan your board would lose an important bargaining tool in negotiating a transaction with a potential acquirer or pursuing a potentially superior alternative.

Although the rights plan enhances the board’s ability to negotiate favorable terms with a proponent of an unfriendly or hostile takeover, it does not preclude takeover offers. If the board determines that an offer is fair and in the best interests of shareholders, the board may redeem the share purchase rights and permit the offer to proceed. However, to discontinue the rights plan prior to receiving a fair offer would leave our shareholders unprotected from unsolicited and potentially coercive and unfair offers.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 5

PROPOSAL 6: SHAREHOLDER PROPOSAL

REGARDING AUDITOR SERVICES

— Beginning of Shareholder Proposal —

Auditor Independence Proposal

Resolved, that the shareholders of Sempra Energy (“Company”) request that the Board of Directors and its Audit Committee adopt a policy stating that the public accounting firm retained by our Company to audit the Company’s financial statements will perform only “audit” and “audit-related” work for the Company and not perform services generating “tax fees” and “all other fees” as categorized under U.S. Securities and Exchange Commission (“SEC”) regulations.

Supporting Statement:

The issue of auditor independence has been a major concern for investors and the markets since the demise of Enron. In response to numerous incidences of accounting fraud that shook the foundations of the corporate financial auditing and reporting system, both Congress and the SEC have responded with important reforms. However, we believe that more needs to be done to limit the potential impairment of auditor independence.

The Sarbanes-Oxley Act (“Sarbanes-Oxley”) was a strong effort to deal with various aspects of the auditor independence issue. Sarbanes-Oxley enhanced the role of board audit committees in retaining and monitoring audit firms, while limiting the types of non-audit services that audit firms are permitted to perform for audit clients. The SEC followed-up with enhanced reporting requirements (Release No. 33-8183, May 6, 2003) that provide investors better insight into the range of services beyond audit services for which an audit firm is being utilized. The following categories of service fees must be reported: (1) Audit Fees; (2) Audit-Related Fees; (3) Tax Fees, and (4) All Other Fees.

We believe important steps have been taken to protect auditor independence, but we also believe more needs to be done. The Congress and the SEC have acted. Now we think it is important that shareholders use the enhanced disclosure to protect the integrity of the financial reporting system.

Fee disclosures indicate that our Company paid the firm retained to audit the Company’s financial statements more for non-audit services than for the audit work. Specifically, our Company paid more in combined fees for “audit related,” “tax” and “all other” work performed by the audit firm than it did for the “audit” work performed by the firm. We believe this imbalance is unhealthy and a potential threat to auditor independence at our Company. Further, when this imbalance occurs we believe it is time for the Board’s Audit Committee to adopt a policy that addresses the issue.

Our resolution presents a straightforward and effective response. The Board and the Audit Committee should adopt a policy that limits the public accounting firm retained to audit the Company’s financial statements to performing only “audit” and “audit-related” work. We believe that limiting the audit to providing only audit and audit-related services would be another positive step in protecting auditor independence.

We urge your support for this reasonable measure to advance auditor independence.

— End of Shareholder Proposal —

— The Board of Directors Position —

FOR THE REASONS STATED BELOW, YOUR BOARD OF DIRECTORS

RECOMMENDS A VOTE AGAINST PROPOSAL 6

The Audit Committee of our Board of Directors pre-approves and monitors the nature and amount of all audit and non-audit services performed by our independent auditor and regularly reviews the safeguards that have been put in place to assure auditor independence. Its charter is reprinted as the appendix to this proxy statement. In light of the measures already in place to preserve the independence of the audit function, the board and the committee believe that the implementation of this shareholder proposal is unnecessary and would unduly restrict our ability to use the services of our independent auditor in circumstances when doing so is in the best interests of shareholders.

At times, we retain our independent auditor, Deloitte & Touche LLP, to advise us on certain matters in addition to audit and audit-related services. These engagements are made when we determine that the independent auditor’s particular expertise, coupled with its knowledge of our management and financial systems, provides significant quality, timeliness and efficiency advantages to the company. In addition, the Audit Committee, which is comprised entirely of independent directors, must determine that the engagement of the independent auditor to provide these services is consistent with the maintenance of auditor independence and in compliance with all legal and regulatory requirements.

The services for which we engage our independent auditor that do not constitute audit or audit-related services are primarily tax planning and other tax services. During 2003, fees for these services represented less than 18% of the total fees that we paid to our independent auditor. The Audit Committee has reviewed the nature of these services and concluded that they are compatible with auditor independence.

In addition to the Audit Committee’s pre-approval and oversight of both the audit and non-audit services provided by our independent auditor and the committee’s regular review of auditor independence, the committee meets periodically with our internal auditor and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. We also provide shareholders with information relating to fees paid to our independent auditor and, beginning this year, we submit the committee’s selection of our independent auditor for shareholder ratification.

Given the measures that we have in place to monitor and protect auditor independence and our compliance with the related requirements of the Sarbanes-Oxley Act and the rules of the Securities and Exchange Commission and the New York Stock Exchange, the board believes that it is unnecessary and inadvisable to further limit the discretion of the Audit Committee to engage our independent auditor to perform non-audit services.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 6

PROPOSAL 7: SHAREHOLDER PROPOSAL REGARDING

INDEPENDENT CHAIRMAN OF THE BOARD

— Beginning of Shareholder Proposal —

Proposal:

Shareholders recommend the Board of Directors be chaired by an independent director rather than by an executive of the Company. This proposal shall not be construed as requesting the board to breach any contractual obligations.

Support:

The primary purpose of the Board of Directors is to protect shareholders’ interest by providing independent oversight of management, including the CEO.

I believe a separation of the roles of Chairman and CEO will benefit shareholders at our company, where currently both roles are assumed by one individual.

In January 2003, the blue-ribbon Commission on Public Trust and Private Enterprise (organized by the Conference Board in N.Y.) issued a recommendation after a six-month investigation calling for corporations to separate the offices of chairman and CEO. This panel included several prominent figures in US finance, including Arthur Levitt, Paul Volker, John Snow, John Bogle, and Warren Rudman, Peter Gilbert, Lynn Sharp Paine, Ralph Larsen, and Peter Peterson.

Andrew Grove, Chairman of Intel Corp. (while Craig Barrett is its CEO) is quoted in Business Week (11/11/02) as follows: “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?”

In the UK, splitting the positions is common practice, with about 30% of listed companies doing so. In 2003 a number of American companies have decided to split the two offices, including Dollar Thrifty Automotive, Nationwide Financial, and Synovus. The growing list of companies splitting the two positions includes WalMart, Campbell Soup, Chubb, Costco, Danaher, Alberto-Culver, MBNA, Pulte Homes, Nordstrom and Safeco.

In my view, the current combination of Chairman and CEO roles is a conflict of interest because one of the Chairman’s main functions is supposed to be monitoring executive job performance.

Two-thirds of directors responding to a McKinsey & Co. survey favored splitting the roles of chairman and CEO. That survey was answered by 180 directors sitting on the boards of more than 500 U.S. companies. See www.mckinsey.com/practices/corporategovernance/PDF/DirectorOpinion.pdf.

Last year I made the proposal recommending that our company’s bylaws be amended to flatly require the chairmanship go to an independent director.

Shareholders who do not want to support corporate governance changes absent performance problems should not forget that the dividend is down sharply from the $1.56 paid in 1999.

Division of the roles of chairman and CEO would, I believe, strongly encourage management accountability.

A VOTE IS RECOMMENDED “FOR” THIS PROPOSAL

— End of Shareholder Proposal —

— The Board of Directors Position —

FOR THE REASONS STATED BELOW, YOUR BOARD OF DIRECTORS

RECOMMENDS A VOTE AGAINST PROPOSAL 7

The policy advocated by the shareholder proposal would limit our Board of Directors’ flexibility to act in a manner that would best serve the interests of shareholders. It would do so by depriving the board of its ability to organize its functions and conduct its business in a manner it deems most effective in then current circumstances. A similar shareholder recommendation was considered at our 2003 Annual Meeting but was not approved by shareholders.

Our Corporate Governance Guidelines state that the board has a flexible policy with respect to the combination or separation of the offices of the Chairman of the Board and the Chief Executive Officer. In addition, nothing in our bylaws either precludes the separation or requires the combination of these offices.

The board believes that the company and its shareholders currently are best served by having Stephen L. Baum serve as Chairman of Board as well as Chief Executive Officer and President. In these capacities, he serves as a bridge between the board and the operating organization and provides critical leadership for the strategic initiatives and challenges of the future. Consequently, we have entered into an employment agreement with Mr. Baum that contemplates that he will serve in these positions until his retirement in 2006.

Mr. Baum’s performance is evaluated annually by the board’s Compensation Committee, which is composed entirely of independent directors. In addition, at every regularly scheduled board meeting, the board holds an executive session that is presided over by the chair of the Compensation Committee and which Mr. Baum does not attend.

The board believes that its independence and oversight of management is maintained effectively through the composition of the board and sound corporate governance policies and practices. Directors, including the Chairman of the Board, are also bound by fiduciary obligations to act in a manner that they believe to be in the best interests of the company and its shareholders. Separating the offices of Chairman of the Board and Chief Executive Officer would not serve to enhance or diminish the fiduciary duties of any director or officer of the company.

The Board of Directors believes that it is in the best interests of shareholders for the board to retain the flexibility to determine on a case-by-case basis whether the Chief Executive Officer, or an independent director, should serve as Chairman of the Board.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 7

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has the responsibility for establishing the company’s compensation principles and strategies, as well as designing a compensation program for senior executive officers. It is comprised of the four directors named below, all of whom have been determined by the board to be independent under standards more rigorous than those mandated by the New York Stock Exchange.

The committee reviews and approves corporate goals and objectives relevant to the compensation of the company’s Chief Executive Officer and evaluates his performance in light of these goals and objectives. It approves his compensation based upon that evaluation. The committee also oversees the evaluation and compensation of other members of the senior officer group and reviews the compensation of other officers and key management personnel.

Compensation Principles and Strategies

In developing compensation principles and strategies, the Compensation Committee considers the current and prospective business environment for Sempra Energy and takes into account numerous factors, including:

•	The rapidly changing and increasingly competitive environment in which the company operates.

•	The need to recruit and retain executives of outstanding ability and proven experience who demonstrate the highest standards of integrity and ethics.

•	The need to motivate executives to achieve superior performance.

•	The need strongly to link executive compensation to both annual and long term corporate, business unit and individual performance.

•	The need to align the interests of executives and shareholders.

To reflect these factors and assist the company in realizing its objective of creating superior shareholder value, the committee has developed policies and programs that include the following elements:

•	An emphasis on total compensation and “pay-for-performance,” with a substantial portion of total compensation reflecting corporate, business unit and individual performance.

•	An emphasis on performance-based incentives that closely align the interests of executives and shareholders.

•	An appropriate balance of short term and long term compensation to reward long term strategic results and encourage share ownership.

•	An emphasis on placing at risk, through equity and other performance-based incentives, a greater portion of executive compensation as levels of responsibilities increase.

In accordance with these principles and strategies the committee establishes base salaries at competitive levels with those of companies of comparable size. It also provides performance-based annual cash and equity-based long term incentives that provide opportunities to earn total compensation at significantly higher levels for superior performance.

The committee also considers provisions of the Internal Revenue Code limiting to $1,000,000 the annual amount of compensation (other than compensation that qualifies as “qualified performance-based compensation”) that publicly held companies may deduct for federal income tax purposes for certain executive officers. The committee believes that tax deductibility is an important factor to be considered in evaluating any compensation program. Consequently, as discussed under the caption “Proposal 2: Reapproval of Long Term Incentive Plan Performance Goals,” the board is requesting shareholder reapproval of the material terms of the performance goals relating to its Long Term Incentive Plan to permit awards under the plan that are intended to qualify as tax deductible compensation to do so.

The committee believes, however, that tax deductibility is only one factor to be considered in evaluating a compensation program and competitive and other circumstances may require that the interests of the company and its shareholders are best served by providing compensation that is not fully tax deductible. Accordingly, the committee has exercised its discretion to provide a base salary for the Chairman of the Board, President and Chief Executive Officer, a small portion of which is not tax deductible to the company.

Compensation Program

The primary components of Sempra Energy’s compensation program are base salaries, annual cash incentive opportunities and long term equity and equity-based incentive opportunities.

Base Salaries

Base salaries for executives are reviewed annually by the committee and generally targeted at the median of salaries at general-industry companies of similar size. The committee believes that this strategy, along with annual and long term incentive opportunities at general-industry levels, allows the company to retain and attract top quality executive talent.

Survey data for assessing base salaries are based upon companies in the Fortune 500 and size-adjusted based upon the company’s revenues using regression analysis. The committee believes that the company’s most direct competitors for executive talent are not limited to energy companies, and the Fortune 500 appropriately reflects a broader group with which it competes to attract and retain highly skilled and talented executives.

Annual base salaries for executive officers are set at the approximate midpoint of these salary data. In determining base salary adjustments, individual performance, executive responsibilities, market characteristics and other factors are taken into account.

Annual Incentives

Annual performance-based incentive opportunities are provided to executive officers through cash bonuses under an Executive Incentive Plan approved by shareholders in 2003. The plan permits the payment of bonuses based upon the attainment of objective financial performance goals. Bonus opportunities vary with the individual officer’s position and prospective contribution to the attainment of these goals, and no bonuses are paid unless a threshold performance level is attained for the year. Bonus opportunities increase for performance above the threshold level, with performance at targeted levels intended to produce bonuses at the midpoint of those for comparable levels of responsibility at Fortune 500 companies.

Executive Incentive Plan award levels for 2003 were based on an earnings target. Target awards were set at levels ranging from 100% of base salary for the Chief Executive Officer to 45% of base salary for Vice Presidents, with maximum award levels ranging from 200% to 90% of base salary, subject to discretionary adjustments by the Compensation Committee within the limits provided by the plan.

Earnings for 2003 were $649 million. These results exceeded maximum award levels and resulted in the cash bonuses set forth under the caption “Executive Compensation—Compensation Summary.”

Long Term Incentives

Long term incentive opportunities are provided by performance-based awards under a Long Term Incentive Plan approved by shareholders in 1999. The plan permits a wide variety of equity and equity-based incentive awards to allow the company to respond to changes in market conditions and compensation practices. Long term incentive awards are made annually and set at estimated grant values ranging from 345% of base salary for the Chief Executive Officer to 120% of base salary for Vice Presidents.

Beginning in 2003, the Compensation Committee decreased its emphasis on stock options as incentive awards and awarded approximately 70% of the estimated value of long term incentive awards as performance-based restricted stock with the balance as stock options. These awards are summarized under the captions “Executive Compensation—Stock Options” and “Executive Compensation—Restricted Stock.”

Evaluation and Compensation of the Chief Executive Officer

The Compensation Committee annually reviews and approves corporate goals and objectives relevant to the compensation of Stephen L. Baum as the company’s Chairman of the Board, President and Chief Executive Officer. These are based primarily upon objective criteria, including business performance, accomplishment of strategic and financial objectives, development of management and other matters relevant to the short term and long term success of the company and the creation of shareholder value.

The committee also annually evaluates Mr. Baum’s performance in light of these criteria and reports the results of its evaluation to the board for its consideration. The results of the committee’s evaluation and the board’s consideration are communicated to Mr. Baum.

Based upon this evaluation and subject to ratification by the board, acting solely through the independent directors, the committee determines Mr. Baum’s compensation level, including base salary and performance standards and awards under annual and long term incentive plans, consistent with the terms of his employment agreement summarized under the caption “Executive Compensation—Employment and Employment-Related Agreements.” In determining the long term component of his compensation, the committee considers the company’s performance and relative shareholder return, the value of incentive awards to chief executive officers at comparable companies and the awards granted to Mr. Baum in past years.

Evaluation and Compensation of Other Corporate Officers

The committee also recommends a compensation program to the board and oversees the evaluation and compensation of other members of the senior officer group.

In consultation with the Chief Executive Officer, the committee reviews and approves the compensation level, including base salary and performance standards and awards under annual and long term incentive plans for each member of the senior officer group. The committee also reviews the compensation of those corporate officers and other key management personnel who are not members of the senior officer group.

Share Ownership Guidelines

The Compensation Committee believes that a commitment to increased share ownership by executives is an important element in aligning the interests of executives with those of shareholders. This belief has influenced the design of the company’s compensation plans and, in addition, the Board of Directors has established share ownership guidelines to further strengthen the link between company performance and compensation. These guidelines are summarized under the caption “Corporate Governance—Share Ownership Guidelines.”

COMPENSATION COMMITTEE

William C. Rusnack, Chair

Richard A. Collato

William G. Ouchi

William P. Rutledge

February 20, 2004

EXECUTIVE COMPENSATION

Compensation Summary

The table below summarizes, for the last three years, the compensation that we paid or accrued to each of the five named executive officers.

Summary Compensation Table

				Long Term Compensation
				Awards	Payouts
	Year	Annual Compensation		Shares Underlying Stock Options	LTIP Payouts (A) (B)	All Other Compensation (C)
Name and Principal Position		Salary	Bonus
Stephen L. Baum	2003	$1,053,739	$2,159,400	209,600	$-0-	$739,403
Chairman, President and	2002	$1,017,984	$1,660,000	708,800	$496,550	$430,420
Chief Executive Officer	2001	$975,000	$1,950,000	663,500	$263,459	$233,781

Donald E. Felsinger	2003	$630,823	$884,000	101,800	$-0-	$217,901
Group President—Sempra	2002	$609,191	$695,600	344,400	$254,370	$184,198
Energy Global Enterprises	2001	$573,942	$805,000	357,900	$154,959	$108,413

Edwin A. Guiles	2003	$532,515	$746,200	86,000	$-0-	$156,431
Group President—Sempra	2002	$514,446	$587,300	290,800	$94,122	$148,957
Energy Utilities	2001	$490,596	$687,400	271,200	$51,418	$98,212

Neal E. Schmale	2003	$499,328	$600,000	62,000	$-0-	$223,704
Executive Vice Pre sident	2002	$474,538	$464,300	205,900	$176,408	$188,843
and Chief Financial Officer	2001	$454,577	$546,000	193,000	$58,492	$89,149

Frank H. Ault	2003	$294,732	$295,000	27,200	$-0-	$125,416
Senior Vice President	2002	$284,768	$232,200	92,000	$48,833	$133,086
and Controller	2001	$264,003	$263,925	59,200	$30,174	$98,884

(A)	Long term incentive plan payouts represent the fair market value of restricted stock for which forfeiture and transfer restrictions terminated during the year based upon satisfaction of long term performance goals. Restricted stock awarded in 2003 is reported below under the caption “Restricted Stock.”

(B)	The aggregate holdings/value of restricted stock held on December 31, 2003 were 165,326 shares/$4,969,700 for Mr. Baum; 80,351 shares/$2,415,351 for Mr. Felsinger; 67,815 shares/$2,038,519 for Mr. Guiles; 48,909 shares/$1,470,205 for Mr. Schmale; and 21,475 shares/$645,539 for Mr. Ault. These include additional shares purchased, at then fair market value, with dividends paid on restricted stock that become subject to the same forfeiture conditions and transfer restrictions as the shares to which the dividends relate.

(C)	All other compensation includes amounts paid as (i) interest on deferred compensation above 120% of the applicable federal rate, (ii) life insurance premiums, (iii) financial and estate planning services, (iv) contributions to defined benefit plans and related supplemental plans, and (v) car allowances. The respective amounts paid in 2003 were $148,734, $477,915, $10,215, $89,539 and $13,000 for Mr. Baum; $64,684, $85,535, $9,905, $44,777 and $13,000 for Mr. Felsinger; $229, $95,699, $10,000, $37,503 and $13,000 for Mr. Guiles; $58,285, $110,437, $9,842, $32,790 and $12,350 for Mr. Schmale; and $17,973, $74,195, $2,961, $17,937 and $12,350 for Mr. Ault.

Stock Options

The following table shows information as to stock options granted during 2003 to our executive officers named in the Summary Compensation Table. All options were granted at an exercise price of 100% of the fair market value of the option shares on the date of the grant, for a ten-year term subject to earlier expiration following termination of employment, and are exercisable in cumulative installments of one-fourth of the shares initially subject to the option on each of the first four anniversaries of the date of grant.

Option Grants in 2003

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Employees in 2003	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value (A)
Stephen L. Baum	209,600	11.69%	$24.37	1-1-13	$1,092,016
Donald E. Felsinger	101,800	5.68%	$24.37	1-1-13	$530,378
Edwin A. Guiles	86,000	4.80%	$24.37	1-1-13	$448,060
Neal E. Schmale	62,000	3.46%	$24.37	1-1-13	$323,020
Frank H. Ault	27,200	1.52%	$24.37	1-1-13	$141,712

(A)	We used a modified Black–Scholes option pricing model to develop the theoretical values set forth in this column. Grant date present value per option share was $5.21 based on the following assumptions: share volatility —35%; dividend yield —4.10%; risk-free rate of return —4.05%; and outstanding term —10 years.

The following table shows information as to the exercise of stock options during 2003 and unexercised options held on December 31, 2003 by our executive officers named in the Summary Compensation Table.

Option Exercises and Holdings

	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End (A)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen L. Baum	–0–	–0–	1,661,625	1,368,575	$14,677,505	$9,938,954
Donald E. Felsinger	–0–	–0–	612,685	574,975	$4,702,993	$3,687,596
Edwin A. Guiles	55,125	$470,723	295,220	458,075	$2,024,452	$2,870,304
Neal E. Schmale	–0–	–0–	456,609	347,125	$3,508,163	$2,275,343
Frank H. Ault	–0–	–0–	125,335	134,825	$967,314	$842,806

(A)	The exercise price of outstanding options ranges from $18.19 to $26.31.

Restricted Stock

The following table shows information as to restricted stock granted during 2003 to our executive officers named in the Summary Compensation Table.

Restricted Stock Awards in 2003

Name	Number of Restricted Shares	Performance Period Until Payout	Estimated Future Payouts (A)
Stephen L. Baum	160,900	Four Years	$3,921,133
Donald E. Felsinger	78,200	Four Years	$1,905,734
Edwin A. Guiles	66,000	Four Years	$1,608,420
Neal E. Schmale	47,600	Four Years	$1,160,012
Frank H. Ault	20,900	Four Years	$509,333

(A)	The estimated future payout amount represents the entire fair market value on the January 2, 2003 grant date of the shares subject to the restricted stock award without any reduction for forfeiture conditions or transfer restrictions. The actual payout (if any) will depend upon the extent to which performance goals are achieved and upon the then fair market value of our common stock.

Restricted stock consists of shares of our common stock that are subject to forfeiture conditions and transfer restrictions that terminate only upon the satisfaction of long term performance criteria. During the four-year performance period, the executive is entitled to vote the shares but they cannot be sold or otherwise transferred and dividends are reinvested to purchase additional shares, at then fair market value, which become subject to the same forfeiture conditions and transfer restrictions as the shares to which the dividends relate. If the performance criteria are not satisfied or the executive’s employment is terminated during the performance period (other than by death or retirement after attaining age 55) the restricted shares are forfeited to the company and canceled.

The forfeiture conditions and transfer restrictions on restricted stock granted during 2003 will terminate at the end of 2007 if the company has then achieved a four-year cumulative total return to shareholders that places it among the top 50% of the companies in the Standard & Poor’s Utility Index or the Standard & Poor’s 500 Composite Stock Price Index. If neither of these performance criteria is satisfied, the forfeiture conditions and transfer restrictions may be terminated as to a portion of the shares if the company’s four-year cumulative total shareholder return is among the top 70% of the companies in the S&P Utility Index. They will terminate as to 80% of the shares for performance among the top 55% of the companies in the S&P Utility Index with the percentage of shares as to which the restrictions may terminate declining ratably to 20% for performance among the top 70% of the companies in the S&P Utility Index. Any restricted shares for which forfeiture conditions and transfer restrictions are not terminated as of the end of 2007 will be forfeited to the company and canceled.

Pension Plans

The following table shows the estimated single-life annual pension annuity benefit to be provided to executive officers under our supplemental executive retirement plan (combined with benefits payable under our other pension plans in which the officers also participate) based on the specified compensation levels and years of credited service and retirement at age 65.

Pension Plan Table

($000’s)

	Years of Service
Pension Plan Compensation	5	10	20	30	40
$ 500	$100	$200	$300	$313	$325
$1,000	$200	$400	$600	$625	$650
$1,500	$300	$600	$900	$938	$975
$2,000	$400	$800	$1,200	$1,250	$1,300
$2,500	$500	$1,000	$1,500	$1,563	$1,625
$3,000	$600	$1,200	$1,800	$1,875	$1,950
$3,500	$700	$1,400	$2,100	$2,188	$2,275

Pension benefits are based on average salary for the highest two years of service and the average of the three highest annual bonuses during the last ten years of service. Years of service for the executive officers named in the Summary Compensation Table are 19 years for Mr. Baum, 31 years for Mr. Felsinger, 31 years for Mr. Guiles, 6 years for Mr. Schmale and 34 years for Mr. Ault.

Messrs. Baum, Felsinger, Guiles and Ault are each entitled to pension benefits at the greater of that provided by our pension plans or that to which they would have been entitled under the pension plans (including a supplemental pension plan) of a predecessor company had those plans remained in effect. Under the predecessor plans and retirement after attaining age 62, they would each be entitled to a monthly pension benefit of 60% of final pay. Final pay is defined as the monthly base pay rate in effect during the month immediately preceding retirement, plus one-twelfth of the average of the highest three years’ gross bonus awards. The plans provide for reduced pension benefits for retirement between the ages of 55 and 61, and surviving spouse and disability benefits equal to 100% of pension benefits.

Employment and Employment-Related Agreements

Employment Agreements

We have an employment agreement with Stephen L. Baum providing that he will serve as our Chairman of the Board, Chief Executive Officer and President until January 31, 2006. We also have an employment agreement with Donald E. Felsinger providing that he will serve as Group President of Sempra Energy Global Enterprises for an initial employment period ending on September 18, 2007. The term of Mr. Felsinger’s agreement is subject to automatic one-year extensions on September 18, 2006 and on each September 18 thereafter unless we or Mr. Felsinger elect not to extend the term.

The employment agreements provide for annual base salaries of not less than $1,019,000 for Mr. Baum and $610,000 for Mr. Felsinger. During the employment period each executive is also entitled to participate in annual and long term incentive compensation plans with awards providing him the opportunity to earn, on a year-by-year basis, annual and long term incentive compensation at least equal (in terms of target, maximum and minimum awards expressed as a percentage of annual base salary) to his opportunities in effect immediately prior to the effective date of the agreement. Target annual and long term incentive award opportunities (as a percentage of annual base salary) in effect prior to the agreements were 100% and 345%, respectively, for Mr. Baum and 70% and 280%, respectively, for Mr. Felsinger. Each executive is also eligible to participate in all savings, retirement and welfare benefit plans applicable generally to employees or senior executive officers of Sempra Energy, at levels and on terms and conditions no less favorable than those available to him prior to the effective date of his employment agreement.

The employment agreements provide that if we terminate the executive’s employment (other than for cause, death or disability) or the executive terminates his employment for good reason, he will be entitled to receive an amount equal to (i) the sum of his annual base salary and annual incentive compensation (equal to the greater of his target bonus for the year of termination or the average of the three years’ highest gross bonus awards in the five years preceding the year of termination) multiplied by the number of years remaining in the term of his agreement minus one in the case of Mr. Baum and minus three in the case of Mr. Felsinger, but in no event may either net multiplier be less than one and in the event of termination within two years following a change in control neither net multiplier may be less than two; (ii) a pro rata portion for the year of termination of the target amount payable under any annual incentive compensation awards for that year or, if greater, the average of the three years’ highest gross bonus awards paid to the executive in the five years preceding the year of termination; and (iii) in the case of Mr. Felsinger additional years of age and service credit for purposes of the calculation of retirement benefits as if he had remained employed for the remainder of the term of his agreement, but in no event will the additional years of credit be less than two years. Each agreement also provides, in these circumstances, for immediate vesting and exercisability of all equity-based incentive compensation awards; pro rata payment of cash-based long term incentive awards at target performance; continued participation in welfare benefit plans for three years; payment of life insurance premiums; and financial planning and outplacement services.

Each employment agreement also provides that in the event we terminate the executive’s employment during the employment period (other than for cause, death or disability) or the executive does so for good reason and the executive agrees to provide consulting services to Sempra Energy for two years, he will receive an additional lump sum payment equal to the sum of (i) his annual base salary and (ii) the greater of his target bonus for the year of termination or the average of the three years’ highest gross annual bonus awards in the five years preceding the year of termination. Mr. Baum’s agreement also provides that if he remains employed until his January 31, 2006 retirement date, he will be entitled to medical benefits for the five years following retirement and all of his outstanding equity-based incentive compensation awards will immediately vest and become exercisable. Both agreements also provide for a gross-up payment to offset the effects of any excise taxes imposed on the executive under Section 4999 of the Internal Revenue Code.

Good reason is defined in the employment agreements to include an adverse change in the executive’s title, authority, duties, responsibilities or reporting lines; a reduction in the executive’s base salary or aggregate annualized compensation and benefit opportunities other than across-the-board reductions similarly affecting all executives whose compensation is directly determined by the Compensation Committee, the relocation of the executive’s principal place of employment; and a substantial increase in business travel obligations. A change in control is defined to include the acquisition by one person or group of 20% or more of our share voting power; the election of a new majority of the board comprised of individuals who are not recommended for election by two-thirds of the current directors or successors to the current directors who were so recommended for election; certain mergers, consolidations or sales of assets that result in our shareholders owning less than 60% of the voting power of the company or of the surviving entity or its parent; and approval by our shareholders of the liquidation or dissolution of the company.

Severance Agreements

We have a severance agreement with each of our executive officers, other than Messrs. Baum and Felsinger, for whom severance arrangements are contained in their respective employment agreements summarized above. The severance agreements provide for the payment of benefits in the event we terminate the executive’s employment (other than for cause, death or disability) or the executive terminates his or her employment for good reason.

The benefits payable under the severance agreements include (i) a lump sum cash payment equal to the executive’s annual base salary and average annual bonus for the two years prior to termination, which in certain cases, depending upon the officer’s position, is multiplied by as much as two; (ii) continuation of health benefits for a period of two years; and (iii) financial planning and outplacement services. In addition, if the termination occurs within two years after a change in control of the company, (i) the lump sum cash payment multiple is increased to as much as three; (ii) all equity-based incentive awards immediately vest and become exercisable or payable and all restrictions on the awards immediately lapse; (iii) all deferred compensation is paid out in a lump sum; (iv) a lump sum cash payment is made equal to the present value of the executive’s benefits under our supplemental executive retirement plan calculated as if the executive had attained age 62 (or, if the executive is older than 62, based on the executive’s actual age) and applying certain early retirement factors; and (v) continued life, disability, accident and health insurance for three years. The agreements also provide for a gross-up payment to offset the effects of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code.

Good reason is defined in the severance agreements to include the assignment to the executive of duties materially inconsistent with those appropriate for an executive of the company, a material reduction in the executive’s overall standing and responsibilities within the company and a material reduction in the executive’s annualized compensation and benefit opportunities other than across-the-board reductions affecting all similarly situated executives of comparable rank. In addition, following a change in control of the company, good reason also includes an adverse change in the executive’s title, authority, duties, responsibilities or reporting lines, a 10% or greater reduction in the executive’s annualized compensation and benefit opportunities, relocation of the executive’s principal place of employment by more than 30 miles or a substantial increase in business travel obligations. A change in control is defined in the same manner as in the employment agreements summarized above.

EQUITY COMPENSATION PLANS

Our 1998 Long Term Incentive Plan and our Employee Stock Incentive Plan permit the Compensation Committee of the Board of Directors to grant to officers and key employees a wide variety of equity and equity-based incentive awards relating to our common stock. At December 31, 2003 outstanding awards consisted solely of stock options and performance-based restricted stock held by 322 employees.

Our Non-Employee Directors Stock Plan provides for the automatic grants to non-employee directors of the stock options to purchase our common stock that are described under the caption “Corporate Governance—Director Compensation.”

The following table sets forth information regarding the number of our shares issuable upon exercise of options outstanding under these plans, the weighted average exercise price of the options and the number of our shares remaining available for future issuance at December 31, 2003.

Equity Compensation Plan Information

Equity Compensation Plans Approved by Shareholders:	Number of Shares to be Issued Upon Exercise of Outstanding Options (A)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (A)	Number of Additional Shares Remaining Available for Future Issuance
1998 Long Term Incentive Plan	14,771,707	$22.54	4,413,675	(B)(C)
Non-Employee Directors Stock Plan	540,000	$24.64	943,308

Equity Compensation Plans Not Approved by Shareholders:
Employee Stock Incentive Plan	571,200	$24.37	8,046,463	(B)(D)

(A)	Consists solely of options to purchase our common stock, all of which were granted at an exercise price of 100% of the grant date fair market value of the shares subject to the option.

(B)	Excludes shares subject to outstanding stock options and those subject to other outstanding awards. Other outstanding awards consist solely of unvested shares of performance-based restricted stock which total 871,600 shares for the 1998 Long Term Incentive Plan and 1,068,950 shares for the Employee Stock Incentive Plan.

(C)	The number of shares available for future issuance is increased at the beginning of each year by 1½% of the total number of shares of our common stock then outstanding. The number of shares available for future issuance is also increased by the number of shares withheld or received to pay the exercise price of an award, the number of shares withheld to satisfy tax withholding obligations and the number of shares subject to awards that lapse, expire or are otherwise terminated or settled other than by the issuance of shares.

(D)	The number of shares available for future issuance is increased by the number of unissued shares withheld to satisfy the grant or exercise price or tax withholding obligations pursuant to any award, the number of shares subject to an award that terminates, expires or lapses without shares having been issued, and the number of shares which are forfeited upon the failure of a restricted stock award to vest.

COMPARATIVE TOTAL SHAREHOLDER RETURNS

The following graph compares the percentage change in the cumulative total shareholder return on our Common Stock for the period December 31, 1998 through December 31, 2003 with the performance over the same period of the Standard & Poor’s 500 Index and the Standard & Poor’s 500 Utilities Index.

These returns were calculated assuming an initial investment of $100 in our Common Stock, the S&P 500 Index and the S&P 500 Utilities Index on December 31, 1998 and the reinvestment of all dividends.

GENERAL INFORMATION

Other Matters to Be Voted Upon

We do not know of any matter that may be voted upon at the Annual Meeting that is not described in this proxy statement other than shareholder proposals that have been omitted in accordance with the rules of the Securities and Exchange Commission. The holders of the proxies that we are soliciting are authorized to vote them in accordance with their best judgment on the omitted proposals and any other matter that may be voted upon at the meeting, as well as on matters incident to the conduct of the meeting.

Shareholder Proposals for the 2005 Proxy Statement

Any shareholder satisfying the Securities and Exchange Commission’s eligibility requirements who wishes to submit a proposal to be included in the proxy statement for our 2005 Annual Meeting of Shareholders should do so in writing to our Corporate Secretary, Sempra Energy, 101 Ash Street, San Diego, California 92101-3017. We must receive the proposal by November 19, 2004 to consider it for inclusion in the proxy statement.

Director Nominees or Other Business for Presentation at Annual Meetings

Shareholders who wish to present director nominations or other business at an Annual Meeting must notify our Corporate Secretary of their intention to do so at least 60 days, but not more than 120 days, before the date corresponding to the date of the last annual meeting. The notice must also provide the information required by our bylaws.

The deadline for notification of these matters for the 2004 Annual Meeting has passed. The period for notification for the 2005 Annual Meeting will begin on January 4, 2005 and end on March 5, 2005. This requirement does not apply to the deadline for submitting shareholder proposals for inclusion in our proxy statement that is described above or to questions a shareholder may wish to ask at the meeting.

Share Ownership Reporting

Our directors and executive officers are required to file with the Securities and Exchange Commission reports regarding their ownership of Sempra Energy Common Stock. Based solely on a review of copies of the reports that have been furnished to us and written representations from directors and officers that no other reports were required, we believe that all filing requirements were timely met during 2003.

Other Information

Our consolidated financial statements are included in the Financial Report that is being mailed to shareholders together with this proxy statement and our Annual Report to Shareholders. Other information regarding the company is included in our Annual Report on Form 10-K, which we file with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. We will furnish a copy of our 2003 Form 10-K (excluding exhibits) without charge to any shareholder who requests the report. The Form 10-K, as well as other reports we file with the commission and other information regarding the company are available on our website at www.sempra.com.

Shareholders may also obtain, without charge, a copy of our bylaws, corporate governance guidelines, codes of conduct and charters of our board committees. They are also available on our website at www.sempra.com.

Only one proxy statement and the accompanying reports may be delivered to multiple shareholders who share the same address unless we receive contrary instructions from one or more of the shareholders. A shareholder at a shared address who does not receive but wishes to receive a separate set of these documents may request them, orally or in writing, from our Shareholder Services Department and we will promptly deliver them to him or her. Shareholders who share an address and are receiving multiple sets of these documents but who wish in the future to receive only one set should also call or write Shareholder Services.

Requests to Shareholder Services relating to any of these documents may be submitted by calling (877) 736-7727 or writing to: Shareholder Services, Sempra Energy, 101 Ash Street, San Diego, California 92101-3017.

Solicitation of Proxies

We will pay the cost of soliciting proxies. We have retained Morrow & Co., Inc. to assist us in the solicitation. Morrow & Co. may solicit proxies by mail, in person or by telephone at an estimated cost to us of $12,500 plus reimbursement of reasonable out-of-pocket expenses. Our employees may also solicit proxies on behalf of the company.

This Notice of Annual Meeting and Proxy Statement are sent by order of the Sempra Energy Board of Directors.

Thomas C. Sanger

Corporate Secretary

Dated: March 10, 2004

Appendix to

Proxy Statement

Sempra Energy

Audit Committee Charter

The Audit Committee is a committee of the Board of Directors of Sempra Energy.

Its charter was adopted by the board on December 2, 2003.

I

Purpose

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling the board’s oversight responsibilities regarding:

•	The integrity of the corporation’s financial statements.

•	The corporation’s compliance with legal and regulatory requirements.

•	The independent auditor’s qualifications and independence.

•	The performance of the corporation’s internal audit function and independent auditor.

The committee also prepares the committee report as required by the rules of the Securities and Exchange Commission to be included in the corporation’s proxy statement.

The committee’s responsibilities are limited to oversight. Management of the corporation is responsible for the corporation’s financial statements, including the estimates and judgments on which they are based, as well as the corporation’s financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent auditor is responsible for performing an audit of the corporation’s annual financial statements, expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles and reviewing the corporation’s quarterly financial statements. It is not the responsibility of the committee to plan or conduct audits or to determine that the corporation’s financial statements and disclosures are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

Each member of the committee is entitled to rely on the persons within the corporation and the professionals and experts (including the independent auditor and the corporation’s internal auditor) from which the committee receives information and upon the accuracy of the financial and other information they provide to the committee.

The members of the committee are not auditors and in fulfilling their responsibilities under this charter are not expected to follow the policies or procedures of independent or internal auditors. In particular, the term “review” as used in this charter is not intended to have the meaning set forth in Statement of Accounting Standards No. 71 (which defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors) and should not be interpreted to suggest that the committee members should follow the procedures required of auditors.

II

Structure

2.1	Membership

The committee consists of no fewer than three members of the board. The committee’s members, including its chair, are appointed by the board upon the recommendation of the board’s Corporate Governance

Committee. The board, upon such recommendation, also may appoint one or more additional members of the board as alternate members of the committee to replace any absent member at any committee meeting.

Members of the committee are not required to be financial, accounting or auditing professionals and, consequently, some members or alternate members may not be expert in financial matters or in matters involving accounting or auditing. However, each member and alternate member must be “independent” and “financially literate” and at least one member must be an “audit committee financial expert” within the meaning of the corporation’s Corporate Governance Guidelines and the rules and regulations of the New York Stock Exchange and the Securities and Exchange Commission.

No member or alternate member of the committee may simultaneously serve on the audit committee of more than two other public companies, unless the board has affirmatively determined that such simultaneous service would not impair his or her ability to serve effectively on the committee and such determination is disclosed in the corporation’s proxy statement.

All committee members and alternate members serve at the pleasure of the board and any member or alternate member may be removed, with or without cause, by the board.

2.2	Power and Authority

In addition to the powers and responsibilities expressly delegated to the committee in this charter, the committee may exercise any other powers and carry out any other responsibilities from time to time delegated to it by the board. The committee also may conduct or authorize investigations into any matter within the scope of the duties and responsibilities delegated to the committee.

The powers and responsibilities delegated to the committee may be exercised in any manner the committee deems appropriate (including delegation to subcommittees) and without any requirement for board approval except as otherwise specified in this charter or the board’s delegation. Any decision by the committee, including any decision to exercise or refrain from exercising any of its delegated powers, is at the committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the committee may exercise all the powers and authority of the board and, to the fullest extent permitted by law, has the authority to determine which matters are within the scope of its delegated authority.

The committee has the authority to retain and compensate independent counsel, consultants and other experts and advisors (accounting, financial or otherwise) and also may use the services of the corporation’s regular counsel or other advisors to the corporation. The corporation will provide appropriate funding, as determined by the committee, for payment of compensation to the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any experts or advisors retained by the committee and for payment of ordinary administrative expenses of the committee.

2.3	Procedures

The committee will determine its own rules of procedure with respect to the call, place, time and frequency of its meetings. In the absence of such rules, the committee will meet at the call of its chair as appropriate to accomplish the purposes of the committee, but the committee will meet on a regularly scheduled basis at least once each quarter and periodically meet separately with management, with the internal auditor, with the independent auditor and with the chief legal officer.

A majority of the members of the committee will constitute a quorum for the transaction of business. Notice of meetings of the committee will be given as provided in the corporation’s bylaws.

Directors who are not members of the committee may attend and observe meetings of the committee, but shall not be entitled to vote. The committee may, at its discretion, include in its meetings members of management, representatives of the independent auditor, the internal auditor, any other accounting or professional personnel employed or retained by the corporation or any other person whose presence the committee believes to be desirable and appropriate. Notwithstanding the foregoing, the committee may exclude from its meetings any non-member who it deems appropriate to exclude.

The chair of the committee will report on the committee’s activities to the board at appropriate times and as otherwise requested by the chairman of the board.

2.4	Committee Secretary

The secretary of the corporation will act as the committee’s secretary. The secretary will attend all meetings; keep minutes of the committee’s proceedings; advise members of all meetings; arrange with the committee chair or other convening authority for preparation and distribution of committee agenda and supporting material for each meeting; at the direction of the committee chair, make logistical and other arrangements for each meeting; and carry out other functions as may be assigned from time to time by the committee.

III

Duties and Responsibilities

3.1	Interaction with the Independent Auditor

(a)	Appointment and Oversight. The committee is directly responsible and has sole authority for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the corporation, and the independent auditor reports directly to the committee.

(b)	Pre-Approval of Services. Before the independent auditor is engaged by the corporation or its subsidiaries to render audit or non-audit services, the committee will pre-approve the engagement. Committee pre-approval of audit and non-audit services is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the committee that are detailed as to the particular service, do not include delegation of the committee’s responsibilities under the Securities Exchange Act of 1934 to the corporation’s management, and the committee is informed of each service provided. The committee may delegate to one or more designated members of the committee the authority to grant pre-approvals, provided such approvals are presented to the committee at a subsequent meeting. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the Securities and Exchange Commission.

(c)	Independence of the Independent Auditor. The committee will, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to the corporation. In conducting its review:

(i)	The committee will obtain and review a report prepared by the independent auditor describing:

-	The auditing firm’s internal quality-control procedures.

-	Any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues.

(ii)	The committee will discuss with the independent auditor its independence from the corporation, and obtain and review a written statement prepared by the independent auditor describing all relationships between the independent auditor and the corporation, consistent with Independence Standards Board Standard 1, and consider the impact that any relationships or services may have on the objectivity and independence of the independent auditor.
(iii)	The committee will confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the Securities and Exchange Commission.

(iv)	The committee will, if applicable, consider whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the corporation is compatible with maintaining the independence of the independent auditor.

3.2	Annual Financial Statements and Annual Audit

(a)	Meetings with Management, the Independent Auditor and the Internal Auditor. The committee will:

(i)	Meet with management, the independent auditor and the internal auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

(ii)	Review and discuss with management and the independent auditor:

-	Major issues regarding accounting principles and financial statement presentation, including any significant changes in the corporation’s selection or application of accounting principles, and major issues as to the adequacy of the corporation’s internal controls and any special audit steps adopted in light of material control deficiencies.

-	Analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the corporation’s financial statements, including analyses of the effects of alternative generally accepted accounting principles on the corporation’s financial statements.

-	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the corporation’s financial statements.

(iii)	Review and discuss the annual audited financial statements with management and the independent auditor, including the corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(b)	Separate Meetings with the Independent Auditor. In separate meetings with the independent auditors, the committee will:

(i)	Review with the independent auditor any problems or difficulties the auditor may have encountered during the course of its audit work, including any restrictions on the scope of its activities or access to required information or any significant disagreements with management and management’s responses to such matters. Among the items that the committee should consider reviewing with the independent auditor are:

-	Any accounting adjustments that were noted or proposed by the independent auditor but were “passed” as immaterial or otherwise.

-	Any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement.

-	Any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the corporation.

The committee will obtain from the independent auditor assurances that Section 10A(b) of the Securities Exchange Act of 1934 has not been implicated.

(ii)	Discuss with the independent auditor the report that the auditor is required to make to the committee regarding:

-	All accounting policies and practices to be used that the independent auditor identifies as critical.

-	All alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the auditor.

-	Other material written communications between the independent auditor and management of the corporation, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement and independence letters, schedule of unadjusted audit differences and any listing of adjustments and reclassifications not recorded.

(iii)	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.

(iv)	Discuss the responsibilities, budget and staffing of the corporation’s internal audit function.

(c)	Recommendation to Include Financial Statements in Annual Report. The committee will, based on the review and discussions in paragraphs 3.2 (a)(iii) and 3.2 (b)(iii) above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to paragraph 3.1 (c)(ii) above, determine whether to recommend to the board that the audited financial statements be included in the corporation’s annual report on Form 10-K for the fiscal year subject to the audit.

3.3	Quarterly Financial Statements

The committee will review and discuss the quarterly financial statements with management and the independent auditor, including the corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

3.4	Internal Audit

(a)	Appointment. The committee will approve the appointment and replacement of the internal auditor.

(b)	Separate Meetings with the Internal Auditor. The committee will meet periodically with the corporation’s internal auditor to discuss the responsibilities, budget and staffing of the corporation’s internal audit function and any issues that the internal auditor believes warrant audit committee attention. The committee will discuss with the internal auditor any significant reports to management prepared by the internal auditor and any responses from management.

3.5	Other Duties and Responsibilities

(a)

The committee will discuss with management and the independent auditor the corporation’s earnings press releases (with particular focus on any use of “pro forma,” “adjusted” or other “non-GAAP” financial information), as well as financial information and earnings guidance provided to analysts and rating agencies. The committee’s discussion in this regard may be general in nature (a discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the corporation may provide earnings guidance.

(b)	The committee will discuss with management and the independent auditor any related-party transactions brought to the committee’s attention which could reasonably be expected to have a material impact on the corporation’s financial statements.

(c)	The committee will discuss with management and the independent auditor any correspondence that is brought to its attention from or with regulators or governmental agencies, or any published reports that raise material issues regarding the corporation’s financial statements, financial reporting processes, accounting policies or internal audit functions.

(d)	The committee will establish procedures for the receipt, retention and treatment of complaints received by the corporation regarding accounting, internal accounting controls or auditing matters and also establish procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

(e)	The committee will discuss with the corporation’s chief legal officer any legal matters brought to the committee’s attention that could reasonably be expected to have a material impact on the corporation’s financial statements and periodically will meet separately with the chief legal officer to discuss legal matters and with the chief compliance officer to discuss compliance matters.

(f)	The committee will discuss with management the corporation’s policies with respect to risk assessment and risk management, significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.

(g)	The committee will set clear hiring policies for employees or former employees of the corporation’s independent auditor.

(h)	The committee will consider whether the corporation should adopt a rotation of the annual audit among independent auditing firms.

(i)	The committee will provide the corporation with the report of the committee with respect to the audited financial statements for inclusion in the corporation’s proxy statement.

(j)	The committee, through its chair, will report regularly to, and review with, the board any issues that arise with respect to the quality or integrity of the corporation’s financial statements, the corporation’s compliance with legal or regulatory requirements, the performance and independence of the corporation’s independent auditor, the performance of the corporation’s internal audit function or any other matter the committee determines is necessary or advisable to report to the board.

IV

Communications from Shareholders, Employees and Others

Shareholders, employees and other interested persons who wish to communicate with the committee (including communicating complaints regarding the corporation’s accounting, internal accounting controls or auditing matters) may do so by writing to the committee care of the corporation’s corporate secretary who will relay the letters unopened to the chair of the committee. Employees may also submit concerns regarding questionable accounting or auditing matters by calling the corporation’s Ethics Helpline at 800-241-5689 on a confidential and anonymous basis.

V

Committee Self-Evaluation and Charter Review

The committee will evaluate its own performance on an annual basis, including its compliance with this charter. It will also review this charter and provide the board with any recommendations for changes in the charter or in policies or other procedures governing the committee.

VI

Charter Availability

This charter will be posted on the corporation’s investor website, and the posting and the availability of printed copies to requesting shareholders will be published in the corporation’s Annual Report on Form 10-K. It will also be included as an appendix to the corporation’s proxy statement no less frequently than every four years.

DIRECTIONS

to the Sempra Energy Annual Meeting of Shareholders
May 4, 2004
Hilton Costa Mesa
3050 Bristol Street, Costa Mesa, California 92626

Los Angeles
405
5
Hilton Costa Mesa
San Diego
Hilton Costa Mesa
Bristol Street
405
Main Street
55
Baker Street
John Wayne Orange County Airport
MacArthur Blvd.
73

From John Wayne Airport: Follow signs to the 405 Freeway North. Exit Bristol Street and turn left. Drive over the bridge, turn left on Hotel Way.

From 405 Freeway Southbound: Take 405 South to Bristol Street exit (just past Harbor Blvd and Hwy 73 interchange). The hotel is located directly across from the exit on the left.

From 405 Freeway Northbound: Take 405 North to Bristol Street exit. Exit left onto Bristol. Drive over the freeway and turn left on Hotel Way.

From the 57 Freeway: Take the 57 South to I-5 South to Hwy 55 South. Exit Baker and turn right. Turn right again at Bristol Street and the hotel will be on the right hand side.

From the 91 Freeway: Take 91 West to Hwy 55 South to 405 North. Exit at Bristol, turning left. Drive over the freeway and turn left on Hotel Way.

From the 73 Freeway: Take 73 North, exit Bear Street, and turn right, right on Paularino, and left on Bristol.

P R O X Y	PROXY Solicited on Behalf of the Board of Directors of SEMPRA ENERGY Annual Meeting of Shareholders — May 4, 2004

STEPHEN L. BAUM, M. JAVADE CHAUDHRI and THOMAS C. SANGER, jointly or individually and with full power of substitution, are authorized to represent and vote the shares of the undersigned at the 2004 Annual Meeting of Shareholders of Sempra Energy, and at any adjournment or postponement thereof, in the manner directed on the reverse side of this card and in their discretion on all other matters that may properly come before the meeting.

This card also provides voting instructions for shares held in the Sempra Energy Direct Stock Purchase Plan and Employee Savings Plans of Sempra Energy and its subsidiaries, as described under “Voting Information” in the accompanying Proxy Statement.

	Election of Directors, Nominees: 01. Stephen L. Baum	(Continued and to be signed on other side)
02. Wilford D. Godbold, Jr. 03. Richard G. Newman

SEE REVERSE SIDE

^  FOLD AND DETACH HERE  ^

2004 ANNUAL MEETING OF SHAREHOLDERS

ADMISSION TICKET

Tuesday, May 4, 2004 • 10:00 A.M.

The Hilton Costa Mesa, Costa Mesa, California

(See map in proxy statement for directions)

ADMIT ONE SHAREHOLDER AND GUEST

YOUR VOTE IS IMPORTANT:

Even if you plan to attend the Annual Meeting in person,

please vote your shares.

Doors will open at 9:00 A.M.

Cameras, tape recorders and similar devices will not be allowed in the meeting rooms.

☒	Please mark your votes as in this example.	☐								3278

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR Items 1, 2 and 3 and AGAINST Items 4, 5, 6 and 7.

The Board of Directors recommends a vote “FOR” each of the following:							The Board of Directors recommends a vote “AGAINST” each of the following shareholder proposals:

	FOR	WITHHELD		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. Election of Directors (See Reverse)	☐	☐	2. Reapproval of Long Term Incentive Plan Performance Goals	☐	☐	☐	4. Proposal Regarding Annual Election of Directors	☐	☐	☐
For, except vote withheld from the following nominee(s):
			3. Ratification of Independent Auditors	☐	☐	☐	5. Proposal Regarding Shareholder Rights Plan	☐	☐	☐

							6. Proposal Regarding Auditor Services	☐	☐	☐
							7. Proposal Regarding Independent Chairman of the Board	☐	☐	☐

							Please check here if you plan to attend the Annual Meeting in person.			☐
							Please check here if you want confidential voting.			☐
SIGNATURE(S)				DATE			Please check here if you receive more than one Annual Report and do not wish to receive extra copy(ies). This will not affect the distribution of dividends or proxy statements.			☐
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

^  FOLD AND DETACH HERE  ^

PROXY VOTING INSTRUCTION CARD

Your vote is important. You may vote the shares held in this account in any one of the following three ways.

• Vote by Internet. Access the Web site at http://www.eproxyvote.com/sre 24 hours a day, 7 days a week.

• Vote by phone. Call toll-free, 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week from the U.S. and Canada to vote your proxy.

• Vote by mail. Complete, date, sign and mail your proxy card (above) to Sempra Energy

   c/o EquiServe Trust Company, N.A., P.O. Box 8543, Edison, New Jersey 08818-9410.

   A postage-paid envelope is enclosed.

If you vote by telephone or via the Internet, please have your social security number and this proxy card readily available. A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned this proxy card.

If you vote by phone or vote using the Internet, there is no need for you to mail back your proxy card.